Form 10-K, Exhibit 13
period 1993-12-31
BAYBANKS INC
filed 1994-03-28
CIK 10497

PORTIONS OF 1993 ANNUAL REPORT                                        EXHIBIT 13

FINANCIAL REVIEW


PERFORMANCE OVERVIEW

    BayBanks' net income was $67.7 million in 1993, or $3.57 per share, up significantly from 1992 after excluding the effect of securities gains. Net income for 1992, which included after-tax securities gains of $44.4 million, or $2.67 per share, was $59.2 million, also $3.57 per share. Securities gains for 1993 were only $234 thousand (after-tax), or $.01 per share. Earnings per share in 1993 also reflected a 14% increase in average shares outstanding, primarily as a result of BayBanks' 2.3 million common share offering in the fourth quarter of 1992. Net income in 1991 was $9.7 million, or $.60 per share, including after-tax securities gains of $23.7 million, or $1.48 per share.
    The key factors that affected net income were as follows:

  o Operating income (as defined below) was $181.0 million in 1993, compared with $175.2 million in 1992 and $171.2 million in 1991.

  o There were virtually no securities gains in 1993, compared with $76.9 million in 1992 and $41.0 million in 1991.

  o Credit provisions (the provision for loan losses and net additions to the other real estate owned reserve) declined by $91.0 million, from $152.3 million in 1992 to $61.3 million in 1993. Credit provisions were $192.9 million in 1991.

  o The lower credit provisions were due to the significant improvement in credit quality over the past three years. Nonperforming assets declined 41% to $224 million at year-end 1993 from $376 million at year-end 1992 and $469 million at year-end 1991.

    Most importantly, BayBanks' quarterly dividend was reinstated in the first quarter of 1993 and has been increased twice since that time. For the first two quarters of 1993, a dividend was paid at a rate of $.20 per share, increasing to $.25 per share during the third and fourth quarters of the year. The full-year dividend was $.90 per share. On January 27, 1994, the Board of Directors raised the quarterly dividend to $.35 per share payable March 1, 1994.

EARNINGS ANALYSIS

Operating Income
    Operating income includes net interest income (on a tax equivalent basis) and noninterest income and is after operating expenses, but excludes net securities gains, the provision for loan losses, and net additions to the other real estate owned (OREO) reserve and is before income taxes.
    Operating income (TABLE A) was $181.0 million in 1993, up from $175.2 million in 1992 and $171.2 million in 1991. In 1993, higher noninterest income and net interest

TABLE A
- ----------------------------------------------------------------------------------------------------------------------------
Summary of Operations
Tax equivalent basis
(Dollars in thousands except
per share amounts)                                     INCREASE (DECREASE)                INCREASE (DECREASE)
                                              1993         FROM 1992             1992          FROM 1991              1991
                                           ---------   ------------------     ---------   --------------------     ---------
Income on earning assets  . . . . . .      $ 595,829   $ (64,845)   (10)%     $ 660,674   $(157,138)     (19)%     $ 817,812
Interest on deposits and borrowings .        166,648     (73,361)   (31)        240,009    (177,953)     (43)        417,962
                                           ---------   ---------              ---------   ---------                ---------
Net interest income . . . . . . . . .        429,181       8,516      2         420,665      20,815        5         399,850
Noninterest income  . . . . . . . . .        198,524      14,643      8         183,881      14,128        8         169,753
                                           ---------   ---------              ---------   ---------                ---------
Total income from operations  . . . .        627,705      23,159      4         604,546      34,943        6         569,603
Operating expenses  . . . . . . . . .        446,705      17,389      4         429,316      30,957        8         398,359
                                           ---------   ---------              ---------   ---------                ---------
OPERATING INCOME BEFORE NET
  SECURITIES GAINS AND PROVISION FOR
  LOAN LOSSES AND OREO RESERVE  . . .        181,000       5,770      3         175,230       3,986        2         171,244
                                           ---------   ---------              ---------   ---------                ---------
Net securities gains  . . . . . . . .            411     (76,518)   (99)         76,929      35,966       88          40,963
                                           ---------   ---------              ---------   ---------                ---------
Provision for loan losses . . . . . .         36,500     (70,336)   (66)        106,836     (58,564)     (35)        165,400
Provision for OREO reserve, net . . .         24,830     (20,652)   (45)         45,482      18,032       66          27,450
                                           ---------   ---------              ---------   ---------                ---------
Total credit provisions . . . . . . .         61,330     (90,988)   (60)        152,318     (40,532)     (21)        192,850
                                           ---------   ---------              ---------   ---------                ---------
Pre-tax income  . . . . . . . . . . .        120,081      20,240                 99,841      80,484                   19,357
Less tax equivalent adjustment
  included above  . . . . . . . . . .          5,358       1,205                  4,153       1,199                    2,954
                                           ---------   ---------              ---------   ---------                ---------
Income before taxes . . . . . . . . .        114,723      19,035                 95,688      79,285                   16,403
Income taxes  . . . . . . . . . . . .         47,072      10,621                 36,451      29,703                    6,748
                                           ---------   ---------              ---------   ---------                ---------
NET INCOME  . . . . . . . . . . . . .      $  67,651   $   8,414              $  59,237   $  49,582                $   9,655
                                           =========   =========              =========   =========                =========
EARNINGS PER SHARE  . . . . . . . . .      $    3.57   $      --              $    3.57   $    2.97                $    0.60
                                           =========   =========              =========   =========                =========

4
income were partially offset by expenses associated with the introduction of BayFunds in the first quarter of the year, increased personnel required to process higher levels of consumer lending (primarily automobile finance and residential mortgage volumes), and additional sales staff in the Customer Sales and Service Center due to increasing sales activity.

Net Interest Income (tax equivalent basis)

Net interest income, the primary contributor to operating income, is affected by many factors, including the volume, interest rates, and relative mix of both earning assets and interest-bearing and noninterest-bearing sources of funds. These factors also affect the net interest margin, as does the size of the balance sheet. Net interest income increased in 1993 as consumer credit balances grew, deposit rates declined, and the mix of deposits shifted to lower-cost categories. Net interest income increased to $429.2 million in 1993 from $420.7 million in 1992 and $399.9 million in 1991 (TABLE B). The increase in net interest income in 1993 from 1992 was primarily attributed to lower deposit costs, increased instalment lending activities, principally automobile lending, and increased average securities portfolios balances and was partially offset by lower overall earning asset yields. During the first half of 1993, net interest income was below prior year levels due to a 1992 fourth quarter securities portfolio repositioning. That action, which resulted in a $41.1 million gain from the sale of $1.1 billion in securities, nevertheless led to the reinvestment of sale proceeds in securities with shorter maturities and lower yields, thus lowering interest income on securities beginning in the fourth quarter of 1992.
        In the second half of 1993,

                                  [FIGURE 1]

        The lower income from securities was offset by higher interest income from growth in consumer loans, declining deposit costs, and a shift to lower-cost deposit categories.
        BayBanks' funding costs have continued to decline as deposit rates have fallen and customers' liquidity preferences have resulted in a shift to lower-rate NOW and savings accounts. From 1992 to 1993, the cost of interest-bearing liabilities (as a percentage of average earning assets) declined 91 basis points, while earning assets yields declined 90 basis points due to a lower overall rate structure and the impact of the repositioning of BayBanks' securities portfolios in the fourth quarter of 1992. Thus, the 1993 net interest margin of 5.00%, which compares favorably to industry margins (FIGURE 1), ended the year one basis point above the net

TABLE B
- ---------------------------------------------------------------------------------------------------------------------------------
Analysis of Net Interest Income
(In thousands on a tax equivalent basis)
                                                                                                                           NET
                                                                                   INTEREST         INTEREST            INTEREST
                                                                                    INCOME          EXPENSE              INCOME
                                                                                  ----------       ----------          ----------
1991 AS REPORTED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  817,812       $  417,962          $  399,850
1992 increase (decrease) due to:
  Changes in balances   . . . . . . . . . . . . . . . . . . . . . . . . . .          (46,650)         (35,281)            (11,369)
  Lower interest rates  . . . . . . . . . . . . . . . . . . . . . . . . . .         (110,488)        (142,672)             32,184
                                                                                  ----------       ----------          ----------
                                                                                    (157,138)        (177,953)             20,815
                                                                                  ----------       ----------          ----------
1992 AS REPORTED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          660,674          240,009             420,665
1993 increase (decrease) due to:
  Changes in balances   . . . . . . . . . . . . . . . . . . . . . . . . . .           (2,460)          (8,781)              6,321
  Lower interest rates  . . . . . . . . . . . . . . . . . . . . . . . . . .          (62,385)         (64,580)              2,195
                                                                                  ----------       ----------          ----------
                                                                                     (64,845)         (73,361)              8,516
                                                                                  ----------       ----------          ----------
1993 AS REPORTED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  595,829       $  166,648          $  429,181
                                                                                  ==========       ==========          ==========

interest margin for 1992; the margin was 5.08% in the fourth quarter of 1993, compared with 4.85% in the same quarter in 1992. The net interest margin was 4.57% in 1991.

Fees, Service Charges, and Other Noninterest Income

      Noninterest income consists primarily of service charges on deposit accounts and fees from credit and non-credit services and is well diversified among consumer, corporate and small business, and investment services activities. Noninterest income (TABLE C) increased 8% to $198.5 million in 1993 from $183.9 million in 1992; noninterest income was $169.8 million in 1991.
      Service charges and fees on deposit accounts, contributing over one-half of noninterest income, increased 9% to $105.2 million in 1993 from $96.7 million in 1992. This increase was attributable to higher sales levels due in large part to the growing contribution by BayBanks' state-of-the-art Customer Sales and Service Center and selective repricing of consumer and corporate payment and cash management products.
      Credit card fees were $18.9 million in 1993, compared with $19.4 million in 1992. This slight decline in fees was due to slightly lower transaction volumes and promotions that included selected annual fee waivers.
      Trust fees were $14.6 million in 1993 and $14.8 million in 1992. The decline in trust fees in 1993 was due to the decrease in income from the management of corporate employee benefit plan assets, which are now invested in BayFunds. Investment management and brokerage fees increased 56% to $6.6 million in 1993 from $4.2 million in 1992. Increases were attributed to stronger sales through the Company's discount brokerage and increased sales of BayFunds, for which affiliates of the Company act as advisors for a fee based on balances in the funds.
      Processing fees increased due to higher income from non-BayBank cardholders using BayBank ATMs and BayBank cardholders using network ATMs. Mortgage banking fees were $12.0 million in 1993, compared with $10.2 million in 1992, due to continued strong refinancing volumes. International fees reflected a slightly lower volume of letter of credit fees.
      BayBanks periodically sells student loans when these loans reach a stage when processing can be more efficiently handled by agencies set up for that purpose. During 1993, student loan sales gains were $1.8 million, compared with $1.0 million in 1992 and $1.2 million in 1991.

Operating Expenses

      The operating expense analysis, presented in TABLE D (page 7), separates expense categories of a more recurring nature from OREO and legal expenses related to the workout of problem assets. Operating expenses, excluding OREO and legal expenses, were $429.2 million in 1993, compared with $410.9 million in 1992 and $381.1 million in 1991. The more significant changes in operating expenses are discussed below.
      Salaries and benefits increased in 1993 to accommodate expanded business opportunities. Furthermore, prior to the first quarter launch of BayFunds, a qualified professional sales staff was recruited and trained. Mortgage staff was added to handle the strong mortgage refinancing volume in 1993, and additional personnel were necessary to handle higher consumer lending activities, primarily automobile lending. Additional professional staff was also required to accommodate higher sales volumes through BayBanks' Customer Sales and Service Center. In addition, salaries and benefits included normal salary increases and higher employee benefit costs.

TABLE C
- ----------------------------------------------------------------------------------------------------------------------------------
Noninterest Income
(Dollars in thousands)

                                                                                                          % INCREASE (DECREASE)
                                                                                                      -----------------------------
                                                            1993          1992             1991       1993 VS. 1992   1992 VS. 1991
                                                         ----------   -----------     -----------     -------------   -------------
Service charges and fees on deposit accounts  . . .      $  105,211   $    96,671     $    88,533             9%            9%
Credit card fees  . . . . . . . . . . . . . . . . .          18,892        19,398          19,354            (3)           --
Trust fees  . . . . . . . . . . . . . . . . . . . .          14,559        14,810          14,891            (2)           (1)
Processing fees . . . . . . . . . . . . . . . . . .          13,788        12,624          12,220             9             3
Mortgage banking fees . . . . . . . . . . . . . . .          11,972        10,207           6,035            17            69
Investment management and brokerage fees  . . . . .           6,561         4,197           1,949            56           115
International fees  . . . . . . . . . . . . . . . .           5,845         6,035           5,890            (3)            2
All other fees  . . . . . . . . . . . . . . . . . .          14,676        13,517          12,756             9             6
Student loan sales gains  . . . . . . . . . . . . .           1,762           997           1,208            77           (17)
Other noninterest income  . . . . . . . . . . . . .           5,258         5,425           6,917            (3)          (22)
                                                         ----------    ----------      ----------
  Total noninterest income  . . . . . . . . . . . .      $  198,524    $  183,881      $  169,753             8             8
                                                         ==========    ==========      ==========

      Occupancy and equipment expenses declined due to reduced rent from favorable lease renegotiations and expirations, lower telephone expenses due to prior year realignments, and reduced equipment maintenance expenses.
      The increase in FDIC insurance expense in 1993 and 1992 was due to an increase in FDIC insurance rates and an increased level of deposits. Marketing and public relations expense increased in 1993 from 1992 due to higher promotional activities associated with the launch of BayFunds and increased advertising of consumer credit products. Service bureau and other data processing expense increased due to increased processing volumes, and professional services reflected a decline in general legal costs in 1993, which had increased in 1992 from 1991 levels.
      The expense of administering, managing, and disposing of OREO properties was $17.5 million in 1993, down from $18.5 million in 1992, as a result of a reduction in legal expenses and the number of properties owned.

Provisions for Loan Losses and the OREO Reserve

      The provisions for loan losses and the OREO reserve (credit provisions) declined substantially in 1993 from 1992 due to the continued improvement in BayBanks' credit quality.
      Credit provisions were $61.3 million in 1993, down $91 million, or 60%, from $152.3 million in 1992; credit provisions were $192.9 million in 1991. The decline in the provision for loan losses from $106.8 million in 1992 to $36.5 million in 1993 accounted for the largest portion of the reduction. The OREO provision was $24.8 million in 1993, down from $45.5 million in 1992. The OREO provisions were net of gains from the sale of properties of $7.6 million in 1993 and $54 thousand in 1992.

Income Taxes

      The effective income tax rates for 1993 and 1992 were 41.0% and 38.1%, respectively. BayBanks' current combined federal and state statutory tax rate is approximately 43%. The lower rate in 1992 was affected by a federal alternative minimum tax credit. The 1993 provision included a higher marginal state tax rate for the Company due to proportionately higher Massachusetts bank income in 1993, which is taxed at 12.54%, compared with 9.5% for nonbank income, and also reflected the increase in the federal income tax rate from 34% to 35%.
      During 1993, the Internal Revenue Service (IRS) completed a review of the Company's tax returns for the years 1986 through 1990 and has proposed certain adjustments, primarily related to the timing of income and expense recognition, that could result in additional taxes and interest payments. Should the IRS prevail, a majority of the proposed adjustments would result in shifting tax deductions from prior years to 1991 and 1992. The Company believes it has strong support for its positions and has filed an appeal of the proposed adjustments. The Company does not believe that future interest or tax payments related to the proposed adjustments, if any, would have a material impact on its results of operations or financial condition.
      Also during 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as described in Note 2 to the financial statements. Adoption of Statement No. 109 did not have a material effect on the Company's results of operations or financial condition.

TABLE D
- ----------------------------------------------------------------------------------------------------------------------------------
Operating Expenses
(Dollars in thousands)

                                                                                                 % INCREASE (DECREASE)
                                                                                              ---------------------------
                                                          1993        1992         1991       1993 VS. 1992 1992 VS. 1991
                                                      -----------   ----------   ----------   ------------- -------------
Salaries and benefits . . . . . . . . . . . . . . .   $   212,954   $  199,604   $  184,399           7%             8%
Occupancy and equipment . . . . . . . . . . . . . .        87,116       88,950       85,465          (2)             4
FDIC insurance  . . . . . . . . . . . . . . . . . .        21,949       19,289       18,329          14              5
Marketing and public relations  . . . . . . . . . .        21,341       17,033       13,466          25             26
Service bureau and other data processing  . . . . .        16,538       15,602       13,444           6             16
Professional services . . . . . . . . . . . . . . .        13,744       12,482        8,577          10             46
Printing and supplies . . . . . . . . . . . . . . .        12,997       12,557       11,879           4              6
Postage . . . . . . . . . . . . . . . . . . . . . .         8,290        8,201        8,213           1             --
Travel and courier  . . . . . . . . . . . . . . . .         7,748        7,649        7,273           1              5
Legal and consulting  . . . . . . . . . . . . . . .         6,609        9,763        7,933         (32)            23
Insurance . . . . . . . . . . . . . . . . . . . . .         4,367        5,161        5,306         (15)            (3)
Other . . . . . . . . . . . . . . . . . . . . . . .        15,584       14,575       16,829           7            (13)
                                                      -----------   ----------   ----------
Total operating expenses excluding OREO expenses  .       429,237      410,866      381,113           4              8
OREO and legal expenses related to workout  . . . .        17,468       18,450       17,246          (5)             7
                                                      -----------   ----------   ----------
Total operating expenses  . . . . . . . . . . . . .   $   446,705   $  429,316   $  398,359           4              8
                                                      ===========   ===========  ==========

                                                                              7

[FIGURE 2]                                                  [FIGURE 3]


BALANCE SHEET REVIEW

Trends in Earning Assets

      Average earning assets increased to $8.6 billion in 1993 from $8.4 billion in 1992. During 1993, the mix of average earning assets reflected the smallest shift from loans to securities since 1989 (FIGURE 2). For 1993, average loans were $5.9 billion, compared with $6.2 billion in 1992 (FIGURE 3). However, average loan balances rose during the year, for a total average increase of $106 million from the first to the fourth quarter of the year, and at year-end 1993, total loans were $6.1 billion, up from $5.9 billion at year-end 1992. Average securities portfolios increased from $2.3 billion in 1992 to $2.7 billion in 1993.

Loan Portfolio

      The Company maintains a diversified loan portfolio, with the consumer portfolios representing 63% of the 1993 year-end portfolio, up from 59% at 1992 year-end. The commercial portfolios, commercial and commercial real estate loans, account for the remaining 37% of the portfolio, compared with 41% in 1992. At December 31, 1993, the consumer portfolios included $2.6 billion in instalment loans and $1.2 billion in residential mortgage loans. The majority of the Company's commercial loans are to New England-based companies, primarily local middle-market companies and small businesses in Massachusetts.
      Instalment loans were the source of BayBanks' loan portfolio growth during 1993. Instalment lending benefited from increased promotional activities and BayBanks' Customer Sales and Service Center, which operates 24 hours a day, seven days a week, all year.
      The majority of residential real estate loans are sold to the secondary market. Fixed-rate residential mortgage loans, approximately 75% of total loan originations in 1993, are generally securitized and sold with servicing rights retained. Floating-rate residential real estate mortgage loans and some selected 10- and 15-year fixed-rate loans are held in the residential real estate loan portfolio or may be securitized and transferred to the securities available for sale portfolio.
      From 1992 to 1993, loan portfolio net business volume increased from $708 million to $1.2 billion (TABLE E, page 9). During 1993, the increase in instalment loan net business volume was $441 million, up substantially from $145 million in 1992, led by gains in indirect automobile lending, where BayBanks has a very strong market position. Student loan activity also increased, from $118 million in 1992 to $135 million in 1993. Home equity lending had a net business volume change of $104 million as the decline in 1992 reversed to a small increase in 1993. The majority of the growth in residential mortgage loan portfolio net business volume was in fixed-rate refinancings sold to the secondary market. Commercial loan volumes fluctuated somewhat during 1993 due to selected overnight money market-priced loans, international trade finance activities, principally with Mexican banks (approximately $85 million at 1993 year-end compared with $45 million a year ago), and payments on nonperforming loans. However, the rate of decline in the commercial loan portfolio slowed from $165 million in 1992 to $53 million in 1993 as Massachusetts businesses showed some signs of recovery. Commercial real estate balances continued to reflect payments on nonperforming loans and scheduled amortization that exceeded new loan volume.

Securities Portfolios

      TABLE F presents the securities portfolios, which are comprised of short-term investments, securities available for sale, and investment securities. The total portfolio increased to $3.0 billion at December 31, 1993, from $2.8 billion at year-end 1992 and $2.0 billion at year-end 1991. During the past three years, BayBanks has shortened the

TABLE E
- ---------------------------------------------------------------------------------------------------------------------------------
Changes in the Loan Portfolio
At Year-End -- 1993 vs. 1992
(In thousands)
                                                                         ANALYSIS OF CHANGE IN LOAN CATEGORIES --1993
                                                                       ----------------------------------------------     1992
                                       DECEMBER 31                        GROSS    TRANSFERS                   NET         NET
                                 -------------------------  INCREASE     CHARGE-       TO      SALES AND     BUSINESS   BUSINESS
                                     1993         1992     (DECREASE)      OFFS       OREO  SECURITIZATION    VOLUME     VOLUME
                                 ----------   ------------ ----------  ---------  --------- -------------- ----------  ----------
Commercial  . . . . . . . . .    $1,324,968   $  1,411,120  $ (86,152) $ (24,231) $  (9,018)  $       --   $  (52,903) $ (165,162)
Commercial real estate  . . .       935,471      1,022,515    (87,044)   (15,513)   (11,751)          --      (59,780)   (108,818)
Residential mortgage  . . . .     1,242,597*     1,247,633*    (5,036)   (11,203)   (18,821)    (815,722)     840,710     836,753
Instalment loans
  Automobile and other. . . .     1,200,596        928,461    272,135     (9,403)        --           --      281,538      77,195
  Home equity   . . . . . . .       673,409        669,969      3,440     (2,987)      (870)          --        7,297     (96,828)
  Credit card   . . . . . . .       325,794        332,351     (6,557)   (11,316)        --           --        4,759      38,778
  Student loans   . . . . . .       276,923        209,539     67,384       (245)        --      (67,363)     134,992     117,572
  Reserve credit  . . . . . .       123,412        116,411      7,001     (5,065)        --           --       12,066       8,552
                                 ----------   ------------  ---------  ---------  ---------   ----------   ----------  ----------
  Total instalment loans          2,600,134      2,256,731    343,403    (29,016)      (870)     (67,363)     440,652     145,269
                                 ----------   ------------  ---------  ---------  ---------   ----------   ----------  ----------
Total loans . . . . . . . . .    $6,103,170   $  5,937,999  $ 165,171  $ (79,963) $ (40,460)  $ (883,085)  $1,168,679  $  708,042
                                 ==========   ============  =========  =========  =========   ==========   ==========  ==========

* Includes residential mortgage loans held for sale of $138 million in 1993 and $186 million in 1992.

TABLE F
- -----------------------------------------------------------------------------------------------------------------------
Securities Portfolios
At December 31
(Dollars in thousands)
                                                                                  1993           1992           1991
                                                                                ----------    ----------     ----------
Short-term investments  . . . . . . . . . . . . . . . . . . . . . . . . .       $  803,068    $1,091,985     $  579,912
                                                                                ----------    ----------     ----------
Securities available for sale
  U.S. Treasury   . . . . . . . . . . . . . . . . . . . . . . . . . . . .          322,707     1,433,945             --
  U.S. Agency mortgage-backed securities  . . . . . . . . . . . . . . . .           30,832        88,932             --
  State and local governments   . . . . . . . . . . . . . . . . . . . . .           18,964            --             --
  Corporate and other   . . . . . . . . . . . . . . . . . . . . . . . . .          256,500            --             --
                                                                                ----------    ----------     ----------
                                                                                   629,003     1,522,877             --
                                                                                ----------    ----------     ----------
Investment securities
  U.S. Treasury   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,203,315            --        627,050
  Asset-backed securities   . . . . . . . . . . . . . . . . . . . . . . .          204,798            --        651,381
  State and local governments   . . . . . . . . . . . . . . . . . . . . .          128,997        37,869         25,547
  Industrial revenue bonds  . . . . . . . . . . . . . . . . . . . . . . .           59,958        75,938         91,345
  Corporate and other   . . . . . . . . . . . . . . . . . . . . . . . . .            1,992        42,685          2,038
                                                                                ----------    ----------     ----------
                                                                                 1,599,060       156,492      1,397,361
                                                                                ----------    ----------     ----------
Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $3,031,131    $2,771,354     $1,977,273
                                                                                ==========    ==========     ==========
Weighted average maturity of securities available for sale
  and investment securities in years*   . . . . . . . . . . . . . . . . .              1.1           1.5            5.2
Weighted average maturity of total securities in years *  . . . . . . . .              0.8           1.0            3.8

* The weighted average maturity calculation excludes amortizing IRBs and reflects estimated prepayments for mortgage-backed securities.

weighted average maturity of its securities portfolios in conjunction with the portfolio repositioning previously discussed in the Net Interest Income section, thus increasing its liquidity and responsiveness to potential changes in interest rates. The weighted average maturity of the securities available for sale and investment securities declined to 1.1 years at year-end 1993 from
1.5 years at year-end 1992. When short-term investments are included, the weighted average maturity declined to .8 years at year-end 1993. Since the repositioning reduced the average maturity of the securities portfolios, the yields on these portfolios were also reduced.
         Short-term investments were $803 million at December 31, 1993, compared with $1.1 billion at December 31, 1992. The decline in the balance of short-term investments reflects the reinvestment of certain proceeds from maturing short-term investments into the securities available for sale and investment securities portfolios during 1993.
         Securities available for sale, consisting primarily of debt securities, are stated at the lower of aggregate cost or market value. Decisions to purchase or sell these securities are part of the Company's asset and liability management process and are based on the assessment of changes in economic and financial market conditions, interest rate environments, the Company's balance sheet structure, interest sensitivity position, liquidity, and capital. Securities available for sale were $629 million at December 31, 1993, compared with $1.5 billion at year-end 1992 as maturities were reinvested in the investment securities portfolio. At December 31, 1993, securities available for sale had gross unrealized gains of $4 million and gross unrealized losses of $5 thousand.
         The investment securities portfolio, principally debt securities, is stated at amortized cost. This basis for valuation reflects management's intention and ability to hold these securities until maturity. The Company's investment securities portfolio was $1.6 billion at December 31, 1993, compared with $156 million at December 31, 1992. During 1993, investment securities increased due to purchases and the transfer of $495 million in securities available for sale to this category. These securities were transferred at amortized cost since they had an unrealized gain. At December 31, 1993, gross unrealized gains in the investment securities portfolio were $7 million, and gross unrealized losses were $911 thousand.
         BayBanks' investment securities portfolio includes U.S. Treasury and Agency securities, as well as state and

                                   [FIGURE 4]

local government securities (principally tax anticipation notes) and industrial revenue bonds. State and local government securities totaled $129 million at December 31, 1993, with the single largest issue being under $7 million. Of this total portfolio, $113 million were securities rated investment grade and $16 million were unrated. All municipal securities are subject to an internal credit review process that assigns a rating to the securities. Industrial revenue bonds, $60 million at December 31, 1993, are also subject to an internal credit review process. While there is no ready market for the Company's holdings of industrial revenue bonds, management has determined that, based on periodic private placement quotes, their amortized cost is a reasonable estimate of market value.
         Trading account securities, consisting of debt securities, are recorded at market value, which was $15 million at December 31, 1993. Trading account gains were $2.3 million in 1993 and $2.2 million in 1992.

Deposits and Other Sources of Funds

         The Company's extensive banking system includes 201 full-service offices and 356 automated banking facilities, with a total of 1,009 ATMs that generate significant core deposits, which accounted for over 99% of total average deposits in 1993 and 1992. Contributing to this strong core deposit position is BayBanks' state-of-the-art Customer Sales and Service Center.
         Core deposits include transaction accounts (demand, NOW, and savings accounts), money market deposit accounts (MMDA), and consumer time certificates (FIGURE 4).

         Average core deposits were $8.6 billion in 1993. Within the core deposit categories, there has been a shift in mix to lower-cost transaction accounts, with average balances increasing $464 million in 1993 to $4.6 billion, which had a positive effect on the Company's net interest margin.
         Higher-cost MMDA accounts and consumer certificates of deposit declined by $431 million in 1993. Average MMDAs declined $169 million to $2.9 billion in 1993 from 1992, and average consumer time deposits declined $262 million to $1.1 billion. In addition, average certificates of deposit in excess of $100 thousand (CDs) remain at relatively low levels, $33 million in 1993, compared with $58 million in 1992.
         In addition, BayFunds, the Company's family of six mutual funds, extends BayBanks' product lines and provides additional balance sheet flexibility and fee income. At December 31, 1993, BayFunds had increased by $390 million to $1.1 billion (from initial fund balances that were converted to BayFunds). The conversion included three employee benefit plan funds, and a corporate cash management product that includes a corporate sweep feature, that with an existing money market fund aggregated $730 million at the date of transfer. Cash management balances fluctuated during 1993 according to the liquidity preferences of BayBanks' business customers, while consumer accounts have grown steadily.
         Purchased funds increased to $508 million at December 31, 1993, from $140 million a year ago as the Company increased its short-term investments late in the fourth quarter. The Company may continue to maintain this slightly higher shorter-term investment position funded by purchased funds as a way of taking advantage of its strong capital position. While net interest income should increase, the net interest margin may decline somewhat, reflecting lower spreads on these additional investments.

Interest Rate Risk Management and Liquidity

         BayBanks' Capital Markets Committee closely monitors and manages the overall on- and off-balance sheet interest sensitivity position, short-term investments and the securities portfolios, funding, and liquidity. Interest sensitivity, as measured by the Company's gap position, is affected by the level and direction of interest rates and current liquidity preferences of its customers. These factors, as well as projected balance sheet growth, current and potential pricing actions, competitive influences, national monetary and fiscal policy, the national and regional economic environment, and current and expected behavior of financial and capital markets, are considered in the asset and liability management decision process.
         The Company's interest sensitivity gap position in TABLE G is first presented based on contractual maturities and repricing opportunities. In a period of rising or falling interest rates this basis of presentation does not reflect lags that may occur in the repricing of certain loans and deposits. For example, certain interest-bearing core deposit categories may lag changes in market interest rates, although the Company contractually could change the rates at any time. A management adjustment provides for these expected repricing lags. The management adjustment also recognizes that interest rate changes in these core deposit categories are not as sensitive to changes in market interest rates.
         In addition to the gap analysis presented in the table, the Company also uses a simulation model under varying interest rate scenarios, including the effect of rapid changes (both increases and decreases up to 200 basis points) in interest rates on its net interest income and net interest margin. The Company's policy is to minimize volatility in its net interest income and net interest margin.

TABLE G
- ------------------------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity Position
At December 31, 1993
(In millions)
                                                     0-30       31-90        91-180    TOTAL WITHIN  181-365  TOTAL WITHIN
                                                     DAYS        DAYS         DAYS       180 DAYS      DAYS     ONE YEAR
                                                   --------    --------     -------      --------    -------    --------
Total assets  . . . . . . . . . . . . . . . . .    $  3,697    $    604     $   544      $  4,845    $ 1,147    $  5,992
Total liabilities . . . . . . . . . . . . . . .       6,490         210         263         6,963        201       7,164
                                                   --------    --------     -------      --------    -------    --------
Net contractual gap position  . . . . . . . . .      (2,793)        394         281        (2,118)       946      (1,172)
Net interest rate swaps . . . . . . . . . . . .          --           8          --             8         --           8
                                                   --------    --------     -------      --------    -------    --------
Net gap position including interest
  rate swaps at December 31, 1993   . . . . . .    $ (2,793)   $    402     $   281      $ (2,110)   $   946    $ (1,164)
Management adjustment . . . . . . . . . . . . .       5,418      (2,727)       (465)        2,226       (930)      1,296
                                                   --------    --------     -------      --------    -------    --------
Management-adjusted gap at
  December 31, 1993   . . . . . . . . . . . . .    $  2,625    $ (2,325)    $  (184)     $    116    $    16    $    132
                                                   ========    ========     =======      ========    =======    ========
Management-adjusted gap at
  December 31, 1992   . . . . . . . . . . . . .    $  2,517    $ (2,643)    $  (178)     $   (304)   $   (54)   $   (358)
                                                   ========    ========     =======      ========    =======    ========

                                  [FIGURE 5]

         At December 31, 1993, the Company's adjusted gap for the total within-180-day period decreased from a negative gap of $304 million at December 31, 1992, to a positive gap of $116 million at December 31, 1993, primarily as the result of the continued shortening of the securities portfolio during 1992. The total within-one-year gap reflected similar changes, moving from negative $358 million to a positive $132 million. The Company believes its overall management-adjusted gap is essentially neutral, and therefore the effect of a change in market interest rates on net interest income should not be significant.
         Liquidity, for commercial banking activities, is the ability to respond to maturing obligations, deposit withdrawals, and loan demand. The liquidity positions of the Company's bank subsidiaries are closely monitored by the Company's Capital Markets Committee. BayBanks' retail network provides a stable base of in-market core deposits and limits the need to raise funds from the national market.
         The Company's net liquidity position (short-term investments, securities available for sale, and investment securities, less pledged securities, large CDs, and federal funds purchased) continues to be strong and was $2.3 billion at December 31, 1993 and 1992 (FIGURE 5). The Company has additional liquidity flexibility due to the relatively short average maturity of less than one year of its combined short-term investments and securities portfolios. This substantial liquidity position enabled BayBanks to increase its investment securities portfolio during 1993 as described above.
         An analysis of the changes in cash flows provides additional information on liquidity. The statement of cash flows presented elsewhere in this report includes operating, investing, and financing categories. Operating activities included $67.7 million in net income for 1993, before adjustments for noncash items. Investing activities are primarily comprised of both proceeds from and purchases of securities, short-term investment activity, and net loan originations. Financing activities present the net change in the Company's various deposit accounts, short-term borrowings, and dividends paid.
         Cash and cash equivalents were $734 million on January 1, 1993. During 1993, net cash provided by operating activities was $284 million, net cash used by investing activities totaled $529 million, and net cash provided by financing activities was $144 million. Cash and cash equivalents were $633 million at December 31, 1993.
         The parent company's primary sources of liquidity are dividend and interest income received from its subsidiaries. The most significant uses of the parent company's resources are capital contributions to subsidiaries when appropriate and dividends paid to stockholders. In managing liquidity, regulatory limitations on the extent to which bank subsidiaries can pay dividends or supply funds to the parent company are taken into account, as discussed in Note 1 to the financial statements. During 1993, the parent company provided $22 million in capital to its subsidiaries. During 1993, the parent company received a total of $17 million in dividends from its subsidiaries, of which $10 million was from a banking subsidiary and $7 million was from a nonbank subsidiary, and paid $17 million in dividends to its stockholders. At December 31, 1993, the parent company had approximately $69 million in cash, short-term investments, and other securities. The parent company does not sell commercial paper and does not have any revolving credit lines or short-term debt outstanding.

CREDIT QUALITY REVIEW

Overview

         The Company continually monitors its loan portfolios. Employing a standard system for grading loans, individual account officers are responsible for assigning their loans a grade and, if necessary, a specific loan loss reserve. An independent Loan Review Department reviews loan grades and specific reserves. Any loan or portion of a loan determined to be uncollectible is charged off. On a quarterly basis, senior management reviews the loan portfolio, with particular emphasis on higher-risk loans, to assess the quality and loss potential inherent in the portfolio, considering the Company's market and economic conditions in general. Also considered in this review are historic loan loss experience, delinquency trends, and other factors. The size of the allowance for loan losses and the related provision for loan losses reflect this analysis.
         Nonperforming assets (which exclude restructured, accruing loans and accruing loans 90 days or more past due) include nonperforming loans and OREO and were $224 million at December 31, 1993, a 41% decrease from $376 million at December 31, 1992. Nonperforming assets continued the downward trend that began in 1991 (FIGURE 6). While the Company expects to experience continued improvement in nonperforming assets, the pace of that improvement will depend on many factors, including the national and regional economy and local real estate market conditions.
         During 1993, the decline in nonperforming assets (TABLE H) was attributed to continued successful workout activities that included an increase in property sales, payments on nonperforming loans, and loans that qualified for return to accrual status. These favorable resolutions climbed to $181 million in 1993 from $138 million in 1992, while at the same time there has been a reduction in net

                                  [FIGURE 6]

new nonperforming assets, which were down from $181 million in 1992 to $106 million in 1993. The combination of these two favorable trends resulted in a net outflow of nonperforming assets of $75 million in 1993, compared with a net inflow of $43 million in 1992.

TABLE H
- -----------------------------------------------------------------------------------------------------------------------
Changes in Asset Quality
(In thousands)

                                                             SIX MONTHS ENDED                       SIX MONTHS ENDED
                                                          ----------------------                -----------------------
                                                 1993       12/31/93     6/30/93       1992       12/31/92     6/30/92
                                             ----------   ----------   ---------   ----------   ----------   ----------
Nonperforming assets* . . . . . . . . . .    $  223,680   $  223,680   $ 308,374   $  376,166   $  376,166   $  426,758
                                             ==========   ==========   =========   ==========   ==========   ==========
Nonperforming asset activity:
  Additions   . . . . . . . . . . . . . .    $  106,205   $   41,786   $  64,419   $  181,253   $   66,568   $  114,685
                                             ----------   ----------   ---------   ----------   ----------   ----------
  Payments  . . . . . . . . . . . . . . .       (66,934)     (25,347)    (41,587)     (39,879)     (25,201)     (14,678)
  Return to accrual   . . . . . . . . . .       (24,004)     (17,566)     (6,438)     (19,992)      (7,246)     (12,746)
  OREO sales  . . . . . . . . . . . . . .       (90,066)     (48,165)    (41,901)     (78,589)     (39,836)     (38,753)
                                             ----------   ----------   ---------   ----------   ----------   ----------
  Total improvements  . . . . . . . . . .      (181,004)     (91,078)    (89,926)    (138,460)     (72,283)     (66,177)
                                             ----------   ----------   ---------   ----------   ----------   ----------
  Net (outflow) inflow  . . . . . . . . .       (74,799)     (49,292)    (25,507)      42,793       (5,715)      48,508
                                             ----------   ----------   ---------   ----------   ----------   ----------
Charge-offs . . . . . . . . . . . . . . .       (55,744)     (28,101)    (27,643)    (127,320)     (39,111)     (88,209)
Change in OREO reserve  . . . . . . . . .       (21,943)      (7,301)    (14,642)      (7,833)      (5,766)      (2,067)
                                             ----------   ----------   ---------   ----------   ----------   ----------
Total decrease in nonperforming assets  .    $ (152,486)  $  (84,694)  $ (67,792)  $  (92,360)  $  (50,592)  $  (41,768)
                                             ==========   ==========   =========   ==========   ==========   ==========

* Nonperforming assets include nonperforming loans and OREO and exclude restructured, accruing loans and accruing loans 90 days or more past due.

TABLE I
- ------------------------------------------------------------------------------------------------------------------------
Nonperforming Loans
At December 31
(Dollars in thousands)

                                                      1993                     1992                       1991
                                            ----------------------    -----------------------    -----------------------
Commercial  . . . . . . . . . . . . . . .    $   47,751        43%    $   82,110          46%    $  109,710          49%
Commercial real estate  . . . . . . . . .        49,014         45        79,144          44         98,214          44
Residential mortgage  . . . . . . . . . .        11,473         10        14,889           8         10,254           5
Instalment  . . . . . . . . . . . . . . .         1,763          2         4,437           2          4,547           2
                                             ----------        ---    ----------         ---     ----------         ---
  Total nonperforming loans   . . . . . .    $  110,001        100%   $  180,580         100%    $  222,725         100%
                                             ==========        ===    ==========         ===     ==========         ===

Nonperforming Loans

         Nonperforming loans (TABLE I, page 13) declined 39% to $110 million at December 31, 1993, from $181 million at December 31, 1992; nonperforming commercial loans decreased 42% to $48 million while nonperforming commercial real estate loans declined 38% to $49 million during this period. Trends in nonperforming consumer portfolios (residential mortgage and instalment loans) were also positive, as they declined 32% to $13 million during the year.

Other Real Estate Owned (OREO)

         OREO consists of foreclosed properties and in-substance foreclosures. Foreclosed properties are being prepared for sale or are currently listed for sale. The Company is also involved in managing in-substance foreclosures, taking operating control to stabilize values while the properties are being prepared for sale, or working closely with borrowers to obtain new equity.
         OREO (net of a valuation reserve) declined by $82 million, or 42%, from $196 million at December 31, 1992, to $114 million at December 31, 1993, primarily due to property sales. OREO declined in all major property types. The five largest properties ranged from $5 million down to $3 million, with the majority of OREO comprised of smaller dollar properties.

Restructured, Accruing Loans

         The Company restructures credits with troubled borrowers if such arrangements are likely to minimize losses the Company may incur on a particular credit. Loans that have been restructured remain on nonaccrual status until the borrower has demonstrated a period of performance under the new contractual terms. The restructured, accruing category is reported as a separate component of the Company's credit quality information, and income on restructured loans is recognized in interest income based upon the restructured terms. Restructured, accruing loans were $18 million at year-end 1993, compared with $12 million at year-end 1992.

Accruing Loans 90 Days or More Past Due

         Accruing loans 90 days or more past due (TABLE J) were $52 million at December 31, 1993, compared with $92 million at December 31, 1992. Of the $52 million in accruing loans past due 90 days or more at December 31, 1993, $21 million were residential mortgages and $22 million were instalment loans; these consumer portfolios together represented 83% of the total. Of the $21 million in residential mortgages, $17 million were in owner-occupied properties. Residential mortgages and instalment loans by their nature include a large number of smaller loans. Commercial and commercial real estate accruing loans 90 days or more past due at December 31, 1993, declined significantly from December 31, 1992, from $36 million to $9 million.

Allowance for Loan Losses

         The allowance for loan losses is increased by the provision for loan losses and is reduced by net loans charged off. Net loans charged off were $58 million in 1993, compared with $127 million in 1992. Most of the reduction in charge-offs was in commercial and commercial real estate loans. The provision for loan losses was $36.5 million in 1993, compared with $106.8 million in 1992. Since older problem assets are being resolved and the rate of emerging problem assets continued to decline, the allowance for loan losses was not replenished to the full extent of net charge-offs. The allowance for loan losses was $171 million at December 31, 1993, and $193 million at December 31, 1992. While the overall allowance declined, its coverage of nonperforming loans increased to 156% at December 31, 1993, from 107% at December 31, 1992, and 95% at December 31, 1991.

TABLE J
- -----------------------------------------------------------------------------------------------------------------------
Accruing Loans 90 Days or More Past Due
At December 31
(Dollars in thousands)

                                                      1993                       1992                     1991
                                            --------------------         -------------------       --------------------
Commercial  . . . . . . . . . . . . . . .   $   3,558          7%        $  11,480        12%      $   20,237        17%
Commercial real estate  . . . . . . . . .       5,093         10            24,824        27           14,895        13
Residential mortgage  . . . . . . . . . .      20,698         40            28,914        32           39,963        34
Instalment  . . . . . . . . . . . . . . .      22,400         43            26,677        29           41,719        36
                                            ---------        ---         ---------       ---       ----------       ---
  Total   . . . . . . . . . . . . . . . .   $  51,749        100%        $  91,895       100%      $  116,814       100%
                                            =========        ===         =========       ===       ==========       ===

TABLE K
- -------------------------------------------------------------------------------------------------------------------------
Allocation of the Allowance for Loan Losses
At December 31, 1993
(Dollars in thousands)

                                                                                SPECIFIC
LOAN CATEGORY                                                                  ALLOCATIONS      UNALLOCATED      TOTAL
                                                                               ------------     -----------   -----------
Commercial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $     16,012     $   31,286    $    47,298
Commercial real estate  . . . . . . . . . . . . . . . . . . . . . . . . .            13,162         53,293         66,455
                                                                               ------------     ----------    -----------
  Total corporate   . . . . . . . . . . . . . . . . . . . . . . . . . . .            29,174         84,579        113,753
Residential mortgage  . . . . . . . . . . . . . . . . . . . . . . . . . .                --         21,621         21,621
Instalment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                --         36,122         36,122
                                                                               ------------     ----------    -----------
  Total allowance   . . . . . . . . . . . . . . . . . . . . . . . . . . .      $     29,174     $  142,322    $   171,496
                                                                               ============     ==========    ===========
  Percentage of total allowance   . . . . . . . . . . . . . . . . . . . .                17%            83%           100%
                                                                               ============     ==========    ===========



      The allowance for loan losses consists of both allocated and unallocated portions. The allocated portion represents amounts within the total allowance assigned to specifically identified problem loans. The unallocated portion is the amount set aside to cover the risk of loss that is not specifically identified as to any individual loan, but that is inherent in any loan portfolio. The unallocated allowance is calculated by migrating each loan category by that category's recent loan loss experience. The process involves analysis of loan grade loss histories and trends for each type of loan. Economic factors and trends are also considered when determining the total unallocated portion of the allowance. Statistical modeling is the primary methodology for determining the amount of the allowance apportioned to the consumer portfolios (residential and instalment loans). However, it is considered unallocated in nature. TABLE K presents the allocation of the allowance for loan losses at December 31, 1993.

CAPITAL AND DIVIDENDS
         BayBanks' consolidated risk-based capital ratios were 12.40% for total capital and 10.68% for core capital at December 31, 1993, compared with 12.30% and 10.37% at December 31, 1992 (FIGURE 7). The leverage ratio was 7.26% at December 31, 1993, compared with 6.79% at December 31, 1992. These ratios exceeded regulatory capital guidelines.
         During 1992, the Company completed a public offering of 2.3 million shares of common stock that raised $79 million in capital. The Company contributed $22 million in capital to its subsidiaries during 1993 and $8 million in 1992. The remaining funds were held by the parent company in cash and securities portfolios at December 31, 1993. The parent company from time to time may contribute additional capital to its subsidiaries.
         The Company reinstated its quarterly cash dividend in the first quarter of 1993 at an initial rate of $.20 per share; an equal amount was paid in the second quarter. In the third quarter of 1993, the Company increased its quarterly cash dividend to $.25 per share, which dividend was also paid in the fourth quarter. Total dividends declared for 1993 were $.90. On January 27, 1994, the Board of Directors raised the quarterly dividend amount when it declared a dividend of $.35 per

                                  [FIGURE 7]

                                  [FIGURE 8]

share payable on March 1, 1994. BayBanks' stock performance for the last three years is presented in FIGURE 8. The closing price on December 31, 1993, was $50.75.

IMPENDING ACCOUNTING CHANGES
         In 1992, the Financial Accounting Standards Board (FASB) issued Statement No. 112, "Employers' Accounting for Postemployment Benefits." Statement No. 112 is effective for fiscal years beginning after December 15, 1993. In management's opinion, the adoption of Statement No. 112, as further described in Note 11 to the financial statements, will not have a material effect on the Company's results of operations or financial condition.
         In May 1993, the FASB issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan." This statement is effective for fiscal years beginning after December 15, 1994. Adoption of Statement No. 114 will require changes in the disclosure of nonperforming assets. Loans currently being reported as nonperforming and in-substance foreclosures will be reported as impaired loans in a note to the financial statements. Restructured loans, reported as troubled debt restructuring prior to the adoption of Statement No. 114, will not be regarded as impaired loans when the statement is adopted if they are performing under the restructured terms. Troubled debt restructurings entered into after the adoption of Statement No. 114 will be accounted for as impaired loans. The amount of impairment will be determined by the difference between the present value of the expected cash flows related to the loan using the contract rate and its recorded value, or in the case of collateralized loans, the difference between the appraised value of the collateral and the recorded amount of the loan. Any additional impairment will be recorded as an adjustment to the existing allowance for loan losses account. The adoption of Statement No. 114 is not expected to have a material effect on the Company's results of operations or financial condition.
         In May of 1993, the FASB issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement is effective for fiscal years beginning after December 15, 1993. The adoption of Statement No. 115 requires securities available for sale to be recorded at fair value. Changes in the fair value of securities available for sale will be recorded in a valuation account in the stockholders' equity section of the balance sheet, net of tax. The adoption of Statement No. 115 is expected to have an effect on the Company's financial condition, as changes in the fair value of securities available for sale will occur and will be reflected in stockholders' equity. If Statement No. 115 had been adopted as of December 31, 1993, the estimated after-tax effect on the Company's stockholders' equity for the unrealized gain on the securities available for sale portfolio would have been to increase the stockholders' equity account by approximately $2.5 million.


FINANCIAL STATEMENTS
- ---------------------------------------------------------
Auditors' Report  . . . . . . . . . . . . . . . . . .  17

Consolidated Balance Sheet  . . . . . . . . . . . . .  18

Consolidated Statement of Income  . . . . . . . . . .  19

Consolidated Statement of Changes in
  Stockholders' Equity  . . . . . . . . . . . . . . .  20

Consolidated Statement of Cash Flows  . . . . . . . .  21

Notes to Financial Statements . . . . . . . . . . . .  22


[LOGO]
KPMG PEAT MARWICK
Certified Public Accountants
One Boston Place
Boston, MA  02108

To the Board of Directors and Stockholders of BayBanks, Inc.:

We have audited the accompanying consolidated balance sheets of BayBanks, Inc., and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BayBanks, Inc., and subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993 in conformity with generally accepted accounting principles.




/s/ KPMG PEAT MARWICK
January 24, 1994

CONSOLIDATED BALANCE SHEET
(In thousands except share amounts)                                                                                   BAYBANKS, INC.
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                DECEMBER 31
                                                                                                        ----------------------------
                                                                                                            1993            1992
                                                                                                        ------------     -----------
ASSETS
Cash and due from banks (Note 3)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $   632,985      $   733,726
Interest-bearing deposits and other short-term investments (Note 2) . . . . . . . . . . . . . . .           803,068        1,091,985
Trading accounts (Note 2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            14,595           74,694
Securities available for sale--market value $633,446 in 1993 and $1,530,917 in 1992 (Notes 2 and 4)         629,003        1,522,877
Investment securities--market value $1,605,091 in 1993 and $157,024 in 1992 (Notes 2 and 4)  . .          1,599,060          156,492
Loans--net of unearned income and fees (Notes 2 and 5)
  Commercial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,324,968        1,411,120
  Commercial real estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           935,471        1,022,515
  Residential mortgage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,242,597        1,247,633
  Instalment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,600,134        2,256,731
                                                                                                        -----------      -----------
                                                                                                          6,103,170        5,937,999
  Less allowance for loan losses (Notes 2 and 6)  . . . . . . . . . . . . . . . . . . . . . . . .           171,496          192,700
                                                                                                        -----------      -----------
                                                                                                          5,931,674        5,745,299
Premises and equipment, net (Note 7)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           192,554          198,430
Customers' acceptances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4,467           11,778
Other real estate owned and in-substance foreclosures, net (Notes 2 and 6)  . . . . . . . . . . .           113,679          195,586
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           189,499          165,419
                                                                                                        -----------      -----------
     Total assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $10,110,584      $ 9,896,286
                                                                                                        ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Demand  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 2,077,206      $ 1,978,102
  NOW accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,481,859        1,442,820
  Savings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,459,134        1,320,633
  Money market deposit accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,731,720        2,967,291
  Consumer time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           993,945        1,234,747
  Time--$100,000 or more    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            34,957           38,955
                                                                                                        -----------      -----------
                                                                                                          8,778,821        8,982,548
Federal funds purchased and other short-term borrowings (Note 8)  . . . . . . . . . . . . . . . .           507,820          139,969
Acceptances outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4,467           11,778
Accrued expenses and other accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . .            49,485           48,111
Long-term debt (Note 9) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            54,488           55,188
Guarantee of ESOP indebtedness (Note 11)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            12,241           14,473
Stockholders' equity (Notes 1 and 10):
  Common stock:  par value $2.00 per share
   Shares authorized--50,000,000
   Shares issued--18,742,934 in 1993 and 18,507,952 in 1992   . . . . . . . . . . . . . . . . . .            37,486           37,016
  Surplus   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           310,355          304,890
  Retained earnings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           367,662          316,812
                                                                                                        -----------      -----------
                                                                                                            715,503          658,718
  Less treasury stock at cost--950 shares in 1992   . . . . . . . . . . . . . . . . . . . . . . .                --               26
  Less guarantee of ESOP indebtedness (Note 11) . . . . . . . . . . . . . . . . . . . . . . . . .            12,241           14,473
                                                                                                        -----------      -----------
     Total stockholders' equity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           703,262          644,219
                                                                                                        -----------      -----------
     Total liabilities and stockholders' equity   . . . . . . . . . . . . . . . . . . . . . . . .       $10,110,584      $ 9,896,286
                                                                                                        ===========      ===========
- ------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF INCOME
(In thousands except share amounts)                                                                                  BAYBANKS, INC.
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  YEAR ENDED DECEMBER 31
                                                                                       --------------------------------------------
                                                                                            1993           1992            1991
                                                                                       ------------    ------------    ------------
Income on interest-bearing deposits and other
  short-term investments  . . . . . . . . . . . . . . . . . . . . . . . . . . .        $    19,002     $    22,416     $    39,937
Interest on securities portfolios
  Taxable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             84,510          86,304          95,542
  Tax-exempt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              6,301           7,163          12,089
Interest and fees on loans  . . . . . . . . . . . . . . . . . . . . . . . . . .            480,658         540,638         667,290
                                                                                       ------------    ------------    ------------
Total income on earning assets  . . . . . . . . . . . . . . . . . . . . . . . .            590,471         656,521         814,858
Interest expense on deposits and borrowings
  Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            160,441         233,235         394,161
  Short-term borrowings (Note 8)  . . . . . . . . . . . . . . . . . . . . . . .              4,098           4,285          19,941
  Long-term debt (Note 9)   . . . . . . . . . . . . . . . . . . . . . . . . . .              2,109           2,489           3,860
                                                                                       ------------    ------------    ------------
Total interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            166,648         240,009         417,962
                                                                                       ------------    ------------    ------------
Net interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            423,823         416,512         396,896
Provision for loan losses (Note 6)  . . . . . . . . . . . . . . . . . . . . . .             36,500         106,836         165,400
                                                                                       ------------    ------------    ------------
Net interest income after provision for loan losses . . . . . . . . . . . . . .            387,323         309,676         231,496
Noninterest income
  Service charges and fees on deposit accounts  . . . . . . . . . . . . . . . .            105,211          96,671          88,533
  Other noninterest income (Note 12)  . . . . . . . . . . . . . . . . . . . . .             93,313          87,210          81,220
                                                                                       ------------    ------------    ------------
Total noninterest income  . . . . . . . . . . . . . . . . . . . . . . . . . . .            198,524         183,881         169,753
Net securities gains (Notes 2 and 4)  . . . . . . . . . . . . . . . . . . . . .                411          76,929          40,963
Operating expenses
  Salaries and benefits (Notes 10 and 11) . . . . . . . . . . . . . . . . . . .            212,954         199,604         184,399
  Occupancy and equipment (Note 7)  . . . . . . . . . . . . . . . . . . . . . .             87,116          88,950          85,465
  Other operating expenses (Note 13)  . . . . . . . . . . . . . . . . . . . . .            146,635         140,762         128,495
                                                                                       ------------    ------------    ------------
Total operating expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .            446,705         429,316         398,359
Provision for OREO reserve, net (Notes 2 and 6) . . . . . . . . . . . . . . . .             24,830          45,482          27,450
                                                                                       ------------    ------------    ------------
Total operating expenses after OREO provision . . . . . . . . . . . . . . . . .            471,535         474,798         425,809
                                                                                       ------------    ------------    ------------
Income before taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            114,723          95,688          16,403
Provision for income taxes (Notes 2 and 14) . . . . . . . . . . . . . . . . . .             47,072          36,451           6,748
                                                                                       ------------    ------------    ------------

NET INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $    67,651     $    59,237     $     9,655
                                                                                       ============    ============    ============

EARNINGS PER SHARE (NOTE 2) . . . . . . . . . . . . . . . . . . . . . . . . . .        $      3.57     $      3.57     $      0.60

Average shares outstanding  . . . . . . . . . . . . . . . . . . . . . . . . . .         18,953,397      16,575,768      16,021,645

- -----------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands except share amounts)                                                                           BAYBANKS, INC.
- ----------------------------------------------------------------------------------------------------------------------------
                                                                         COMMON                     RETAINED      TREASURY
                                                                          STOCK         SURPLUS     EARNINGS        STOCK
                                                                        ---------      ---------   ----------    ----------
BALANCE AS OF DECEMBER 31, 1990 . . . . . . . . . . . . . . . . . .     $  32,046      $ 227,100    $ 246,564    $     (264)
   Net income--1991   . . . . . . . . . . . . . . . . . . . . . . .                                     9,655
   Payment on ESOP note   . . . . . . . . . . . . . . . . . . . . .
   Stock issued (1,091 shares) in conversion of
     debentures   . . . . . . . . . . . . . . . . . . . . . . . . .             2             13
   Stock issued (8,577 shares) in payment of fees   . . . . . . . .             4           (144)                       264
   Deferred compensation expense recorded for stock
     issued (1,000 shares) in connection with restricted
     stock plan   . . . . . . . . . . . . . . . . . . . . . . . . .             2             (2)
   Amortization of deferred compensation expense (Note 10)  . . . .                        1,170
   Recognition of prior unrealized loss on equity
     security held for investment   . . . . . . . . . . . . . . . .                                     1,356
   Treasury shares acquired (9,000 shares)  . . . . . . . . . . . .                                                    (319)
                                                                        ---------      ---------    ---------    ----------
BALANCE AS OF DECEMBER 31, 1991 . . . . . . . . . . . . . . . . . .        32,054        228,137      257,575          (319)
   Net income--1992   . . . . . . . . . . . . . . . . . . . . . . .                                    59,237
   Proceeds from common stock offering, net of issuance
     costs of $3,494  (2,300,000 shares)  . . . . . . . . . . . . .         4,600         74,706
   Payment on ESOP note   . . . . . . . . . . . . . . . . . . . . .
   Exercise of stock options (20,336 shares)  . . . . . . . . . . .             8           (170)                       520
   Stock issued (3,360 shares) in payment of fees   . . . . . . . .             7             94
   Deferred compensation expense recorded for stock
     issued (173,700 shares) in connection with restricted
     stock plan   . . . . . . . . . . . . . . . . . . . . . . . . .           347           (347)
   Amortization of deferred compensation expense (Note 10)  . . . .                        2,332
   Treasury shares acquired (8,500 shares)  . . . . . . . . . . . .                          138                       (227)
                                                                        ---------      ---------    ---------    ----------
BALANCE AS OF DECEMBER 31, 1992 . . . . . . . . . . . . . . . . . .        37,016        304,890      316,812           (26)
   Net income--1993   . . . . . . . . . . . . . . . . . . . . . . .                                    67,651
   Cash dividends declared ($0.90 per share)  . . . . . . . . . . .                                   (16,801)
   Payment on ESOP note   . . . . . . . . . . . . . . . . . . . . .
   Exercise of stock options (157,414 shares)   . . . . . . . . . .           269          2,706                        940
   Stock issued (98,471 shares) in conversion of debentures . . . .           197          1,156
   Stock issued (2,156 shares) in payment of fees   . . . . . . . .             4            101
   Amortization of deferred compensation expense (Note 10)  . . . .                        1,364
   Treasury shares acquired (22,109 shares)   . . . . . . . . . . .                          138                       (914)
                                                                        ---------      ---------    ---------    ----------
BALANCE AS OF DECEMBER 31, 1993 . . . . . . . . . . . . . . . . . .     $  37,486      $ 310,355    $ 367,662    $       --
                                                                        =========      =========    =========    ==========


                                                                         ESOP Loan
                                                                         Guarantee       Total
                                                                        ----------     ---------
BALANCE AS OF DECEMBER 31, 1990 . . . . . . . . . . . . . . . . . .     $  (17,170)    $ 488,276
   Net income--1991   . . . . . . . . . . . . . . . . . . . . . . .                        9,655
   Payment on ESOP note   . . . . . . . . . . . . . . . . . . . . .          1,023         1,023
   Stock issued (1,091 shares) in conversion of
     debentures   . . . . . . . . . . . . . . . . . . . . . . . . .                           15
   Stock issued (8,577 shares) in payment of fees   . . . . . . . .                          124
   Deferred compensation expense recorded for stock
     issued (1,000 shares) in connection with restricted
     stock plan   . . . . . . . . . . . . . . . . . . . . . . . . .                           --
   Amortization of deferred compensation expense (Note 10)  . . . .                        1,170
   Recognition of prior unrealized loss on equity
     security held for investment   . . . . . . . . . . . . . . . .                        1,356
   Treasury shares acquired (9,000 shares)  . . . . . . . . . . . .                         (319)
                                                                        ----------     ---------
BALANCE AS OF DECEMBER 31, 1991 . . . . . . . . . . . . . . . . . .        (16,147)      501,300
   Net income--1992   . . . . . . . . . . . . . . . . . . . . . . .                       59,237
   Proceeds from common stock offering, net of issuance
     costs of $3,494  (2,300,000 shares)  . . . . . . . . . . . . .                       79,306
   Payment on ESOP note   . . . . . . . . . . . . . . . . . . . . .          1,674         1,674
   Exercise of stock options (20,336 shares)  . . . . . . . . . . .                          358
   Stock issued (3,360 shares) in payment of fees   . . . . . . . .                          101
   Deferred compensation expense recorded for stock
     issued (173,700 shares) in connection with restricted
     stock plan   . . . . . . . . . . . . . . . . . . . . . . . . .                           --
   Amortization of deferred compensation expense (Note 10)  . . . .                        2,332
   Treasury shares acquired (8,500 shares)  . . . . . . . . . . . .                          (89)
                                                                        ----------     ---------
BALANCE AS OF DECEMBER 31, 1992 . . . . . . . . . . . . . . . . . .        (14,473)      644,219
   Net income--1993   . . . . . . . . . . . . . . . . . . . . . . .                       67,651
   Cash dividends declared ($0.90 per share)  . . . . . . . . . . .                      (16,801)
   Payment on ESOP note   . . . . . . . . . . . . . . . . . . . . .          2,232         2,232
   Exercise of stock options (157,414 shares)   . . . . . . . . . .                        3,915
   Stock issued (98,471 shares) in conversion of debentures . . . .                        1,353
   Stock issued (2,156 shares) in payment of fees   . . . . . . . .                          105
   Amortization of deferred compensation expense (Note 10)  . . . .                        1,364
   Treasury shares acquired (22,109 shares)   . . . . . . . . . . .                         (776)
                                                                        ----------     ---------
BALANCE AS OF DECEMBER 31, 1993 . . . . . . . . . . . . . . . . . .     $  (12,241)    $ 703,262
                                                                        ==========     =========
- ----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)                                                                                                BAYBANKS, INC.
- ----------------------------------------------------------------------------------------------------------------------------

                                                                                YEAR ENDED DECEMBER 31
                                                                       --------------------------------------
OPERATING ACTIVITIES                                                       1993          1992         1991
                                                                       ----------     ----------   ----------
   Net income   . . . . . . . . . . . . . . . . . . . . . . . . . .    $   67,651     $   59,237   $    9,655
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Fixed-rate mortgages sold  . . . . . . . . . . . . . . . . .       815,722        779,000      295,000
       Fixed-rate mortgages originated for sale . . . . . . . . . .      (783,000)      (906,000)    (346,000)
       Student loans transferred from portfolio and sold  . . . . .        67,363         53,827      106,091
       Proceeds from sales and maturities of trading account assets     1,863,350        659,000      702,000
       Purchases of trading account assets  . . . . . . . . . . . .    (1,803,249)     (694,000)     (704,000)
       Provision for loan losses  . . . . . . . . . . . . . . . . .        36,500        106,836      165,400
       Amortization (accretion) of security premium (discount)  . .        (7,149)        18,073           --
       Provision for OREO reserve, net  . . . . . . . . . . . . . .        24,830         45,482       27,450
       Deferred income taxes  . . . . . . . . . . . . . . . . . . .         2,675         (1,839)      (1,259)
       Depreciation and amortization of premises and equipment  . .        24,218         24,246       23,599
       Net securities gains . . . . . . . . . . . . . . . . . . . .          (411)       (76,929)     (40,963)
       Change in other assets . . . . . . . . . . . . . . . . . . .       (23,184)        14,379       22,655
       Change in accrued expenses . . . . . . . . . . . . . . . . .         6,411          9,263        9,085
       Change in interest receivable  . . . . . . . . . . . . . . .        (3,573)         6,871       15,599
       Change in interest payable . . . . . . . . . . . . . . . . .        (3,673)       (10,072)     (17,105)
                                                                       ----------     ----------   ----------
         Net cash provided by operating activities  . . . . . . . .       284,481         87,374      267,207
                                                                       ----------     ----------   ----------

INVESTING ACTIVITIES
   Proceeds from sales of securities  . . . . . . . . . . . . . . .       331,550      2,453,685    1,710,102
   Proceeds from maturities of securities   . . . . . . . . . . . .       792,843         74,989      165,000
   Purchases of securities  . . . . . . . . . . . . . . . . . . . .    (1,665,527)    (2,703,169)  (1,461,472)
   Net cash provided (used) by:
       Short-term investments . . . . . . . . . . . . . . . . . . .       288,917       (512,073)    (471,556)
       Loans (2)(3)(4)  . . . . . . . . . . . . . . . . . . . . . .      (333,598)       249,442      232,857
       Customer acceptances . . . . . . . . . . . . . . . . . . . .         7,311           (528)         110
   Net purchases of premises and equipment  . . . . . . . . . . . .       (18,342)       (26,017)     (35,933)
   Deposits assumed from a thrift institution (5)   . . . . . . . .            --        254,372       52,817
   Proceeds from sales of OREO (3)  . . . . . . . . . . . . . . . .        67,715         54,808       43,863
                                                                       ----------     ----------   ----------
         Net cash (used) provided by investing activities . . . . .      (529,131)      (154,491)     235,788
                                                                       ----------     ----------   ----------

FINANCING ACTIVITIES
     Net cash provided (used) by:
       Demand deposits, NOW,  and savings accounts  . . . . . . . .       276,644        648,095      417,899
       Money market deposits  . . . . . . . . . . . . . . . . . . .      (235,571)      (186,194)    (135,232)
       Consumer time deposits . . . . . . . . . . . . . . . . . . .      (240,802)      (415,086)    (315,959)
       Time deposits greater than $100,000  . . . . . . . . . . . .        (3,998)       (65,964)    (222,265)
       Short-term borrowings  . . . . . . . . . . . . . . . . . . .       367,851         17,140     (366,434)
       Customer acceptances . . . . . . . . . . . . . . . . . . . .        (7,311)           528         (110)
       Long-term debt . . . . . . . . . . . . . . . . . . . . . . .          (700)           (81)         266
     Net proceeds from common stock offering  . . . . . . . . . . .            --         79,306           --
     Dividends paid . . . . . . . . . . . . . . . . . . . . . . . .       (16,801)            --           --
     Other equity transactions  . . . . . . . . . . . . . . . . . .         4,597            285         (988)
                                                                       ----------     ----------   ----------
         Net cash provided (used) by financing activities . . . . .       143,909         78,029     (622,823)
                                                                       ----------     ----------   ----------
     Net change in cash and cash equivalents  . . . . . . . . . . .      (100,741)        10,912     (119,828)
     Cash and cash equivalents at beginning of year (1) . . . . . .       733,726        722,814      842,642
                                                                       ----------     ----------   ----------
     Cash and cash equivalents at end of year (1) . . . . . . . . .    $  632,985     $  733,726   $  722,814
                                                                       ==========     ==========   ==========
     Supplemental disclosure of cash flow information
       Interest paid  . . . . . . . . . . . . . . . . . . . . . . .    $  170,321     $  250,081   $  435,067
       Taxes paid . . . . . . . . . . . . . . . . . . . . . . . . .        58,026         20,551       12,818
- ----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

(1)  Cash and cash equivalents consist of cash on hand and due from banks.
(2) Excludes transfers of loans to the other real estate owned category of $40.5 million, $89.7 million, and $153.7 million in 1993, 1992, and 1991, respectively.
(3) Excludes loan originations in conjunction with OREO sales of $22.4 million, $23.8 million, and $14.0 million in 1993, 1992, and 1991, respectively.
(4) Excludes transfers of securitized residential mortgage loans to the investment securities portfolio of $50.0 million in 1992 and $182.4 million in 1991.
(5) Deposits assumed from failed thrift institutions are net of cash paid, which was an immaterial amount in each case. The Company did not assume any material assets or liabilities in conjunction with these transactions.

NOTES TO FINANCIAL STATEMENTS
NOTE 1. CONDENSED FINANCIAL INFORMATION OF THE PARENT

The condensed balance sheet is presented for 1993 and 1992, and a statement of income and statement of cash flows are presented for the years 1991 through 1993, for BayBanks, Inc. (the parent company).

BALANCE SHEET                                             DECEMBER 31
                                                ---------------------------
(In thousands except share amounts)                 1993             1992
                                                ----------       ----------
ASSETS

Cash and short-term investments . . . . . . .   $   15,865       $   36,289
Securities available for sale
   market value $30,000 in 1993
   and $9,858 in 1992 . . . . . . . . . . . .       30,000            9,858
Investment securities
   market value $22,790 in 1993
   and $40,100 in 1992  . . . . . . . . . . .       22,758           40,100
Investment in capital stock
   of subsidiaries
     Banking subsidiaries . . . . . . . . . .      605,488          538,452
     Nonbank subsidiaries . . . . . . . . . .       37,356           32,976
                                                ----------       ----------
                                                   642,844          571,428
                                                ----------       ----------
Notes and advances due from
   subsidiaries . . . . . . . . . . . . . . .       52,600           51,600
Other assets  . . . . . . . . . . . . . . . .        2,305            1,704
                                                ----------       ----------
   Total assets . . . . . . . . . . . . . . .   $  766,372       $  710,979
                                                ==========       ==========

LIABILITIES AND
   STOCKHOLDERS' EQUITY
Accrued expenses and
   other accounts payable . . . . . . . . . .   $      818       $      882
Long-term debt  . . . . . . . . . . . . . . .       50,051           51,405
Guarantee of ESOP indebtedness  . . . . . . .       12,241           14,473
Stockholders' equity  . . . . . . . . . . . .      715,503          658,718
   Less treasury stock at cost
     950 shares in 1992 . . . . . . . . . . .          --                26
Less guarantee of ESOP
   indebtedness . . . . . . . . . . . . . . .       12,241           14,473
                                                ----------       ----------
   Total stockholders' equity . . . . . . . .      703,262          644,219
                                                ----------       ----------
   Total liabilities and
     stockholders' equity . . . . . . . . . .   $  766,372       $  710,979
                                                ==========       ==========



NOTE 1. (CONTINUED)

STATEMENT OF INCOME                                        YEAR ENDED DECEMBER 31
                                                -------------------------------------------
(In thousands)                                     1993             1992            1991
                                                ----------       ----------      ----------
Income:
   Dividends from subsidiaries
     Banking subsidiaries . . . . . . . . . .   $   10,000       $       --      $      903

     Nonbank subsidiaries . . . . . . . . . .        6,500            1,400           2,950
                                                ----------       ----------      ----------
                                                    16,500            1,400           3,853
                                                ----------       ----------      ----------
   Fee income
     from subsidiaries  . . . . . . . . . . .          547              416             304
   Interest from
     subsidiaries . . . . . . . . . . . . . .        1,775            2,137           3,388
   Interest on short-term
     investments  . . . . . . . . . . . . . .          443              551             454
   Interest and dividends on
     securities portfolios  . . . . . . . . .        1,271               91              --
   Writedown of marketable
     equity security held
     for investment . . . . . . . . . . . . .           --               --          (1,392)
   Other income . . . . . . . . . . . . . . .           --                2              44
                                                ----------       ----------      ----------
     Total income . . . . . . . . . . . . . .       20,536            4,597           6,651
                                                ----------       ----------      ----------
Expenses:
   Interest on debentures
     and notes payable  . . . . . . . . . . .        1,743            2,166           3,393
   General and
     administrative . . . . . . . . . . . . .          700              791             668
                                                ----------       ----------      ----------
     Total expenses . . . . . . . . . . . . .        2,443            2,957           4,061
                                                ----------       ----------      ----------
Income before income taxes
   and equity in undistributed
   income of subsidiaries . . . . . . . . . .       18,093            1,640           2,590
Income tax expense  . . . . . . . . . . . . .          358              145              65
                                                ----------       ----------      ----------
Income before equity
   in undistributed income
   of subsidiaries  . . . . . . . . . . . . .       17,735            1,495           2,525
Equity in subsidiaries'
   undistributed income . . . . . . . . . . .       49,916           57,742           7,130
                                                ----------       ----------      ----------
Net income  . . . . . . . . . . . . . . . . .   $   67,651       $   59,237      $    9,655
                                                ==========       ==========      ==========

STATEMENT OF CASH FLOWS                                      YEAR ENDED DECEMBER 31
                                                -------------------------------------------
(In thousands)                                     1993             1992            1991
                                                ----------       ----------      ----------
OPERATING ACTIVITIES
   Dividends from subsidiaries
     Banking subsidiaries . . . . . . . . . .   $   10,000       $       --      $      903
     Nonbank subsidiaries . . . . . . . . . .        6,500            1,400           2,950
                                                ----------       ----------      ----------
                                                    16,500            1,400           3,853
                                                ----------       ----------      ----------
   Fees from subsidiaries . . . . . . . . . .          547              416             400
   Interest received  . . . . . . . . . . . .        3,323            2,700           3,842
   Interest paid  . . . . . . . . . . . . . .       (1,779)          (2,193)         (3,437)
   Operating expenditures . . . . . . . . . .         (814)            (474)         (3,826)
   Income tax expense . . . . . . . . . . . .         (463)            (135)           (377)
                                                ----------       ----------      ----------
   Net cash provided by
     operating activities . . . . . . . . . .       17,314            1,714             455
                                                ----------       ----------      ----------



                                   (Statement of Cash Flows continued next page)

                                               YEAR ENDED DECEMBER 31
                                        -------------------------------------
                                            1993          1992           1991
                                        ---------    ------------  ----------
INVESTING ACTIVITIES
  Purchases of securities . . . . . .   (166,082)        (49,958)           --
  Sales and maturities of
     securities . . . . . . . . . . .    163,355              --            --
  Sale of premises and
     equipment to
     subsidiaries . . . . . . . . . .         --              --         2,110
  Net advances (to) from
     subsidiaries . . . . . . . . . .      (1,000)          (600)        6,000
  Investments in
     subsidiaries . . . . . . . . . .     (21,500)        (8,000)       (5,500)
                                        ---------    -----------   -----------
  Net cash flow (used) provided
     by investing activities              (25,227)       (58,558)        2,610
                                        ---------    -----------   -----------
FINANCING ACTIVITIES
  Dividends paid  . . . . . . . . . .     (16,801)            --            --
  Net proceeds from
     common stock offering                     --         79,306            --
  Proceeds from exercise of
     stock options  . . . . . . . . .       3,296            358            --
  Proceeds from affiliates
     for stock compensation
     plan . . . . . . . . . . . . . .       1,099          2,230         1,095
  Deferred payment plan                      (105)          (642)           --
                                        ---------    -----------   -----------
  Net cash flow (used) provided
     by financing activities              (12,511)        81,252         1,095
                                        ---------    -----------   -----------
  Net change in cash and
     cash equivalents . . . . . . . .     (20,424)        24,408         4,160
  Cash and cash equivalents
     at beginning of year                  36,289         11,881         7,721
                                        ---------    -----------   -----------
  Cash and cash equivalents
     at end of year . . . . . . . . .   $  15,865    $    36,289   $    11,881
                                        =========    ===========   ===========
RECONCILIATION OF NET INCOME
  TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES
Net income  . . . . . . . . . . . . .   $  67,651    $    59,237   $     9,655
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
Equity in subsidiaries'
  undistributed income                    (49,916)       (57,742)       (7,130)
Net change in accrued
  expenses  . . . . . . . . . . . . .        (340)           176        (2,927)
Net change in accrued
  income taxes  . . . . . . . . . . .        (105)            10          (312)
Writedown of marketable
  equity security . . . . . . . . . .          --             --         1,392
All other . . . . . . . . . . . . . .          24             33          (223)
                                        ---------    -----------   -----------
  Total adjustments . . . . . . . . .     (50,337)       (57,523)       (9,200)
                                        ---------    -----------   -----------
Net cash provided
  by operating activities               $  17,314    $     1,714   $       455
                                        =========    ===========   ===========

NOTE 1. (CONTINUED)

BayBanks, Inc., the parent company, has not sold commercial paper and does not have any revolving credit lines or other short-term debt outstanding that relies on credit ratings from public rating agencies. A significant source of funds used by the parent company for operating activities and the payment of dividends to shareholders is dividends received from its banking and other subsidiaries.

The payment of dividends by national and state banks is generally limited by statute to their retained earnings, after deducting losses and statutorily defined bad debts in excess of established allowances for loan losses. The payment of dividends by national banks is further limited by statute to the current year's net income plus the undistributed net income of the two preceding years. The Company's bank subsidiaries are also required to achieve and maintain certain minimum capital ratios under applicable regulatory guidelines. Banking regulators also have authority to prohibit banks and bank holding companies from paying dividends if they deem payment to be an unsafe or unsound practice. As of December 31, 1993, the Company's bank subsidiaries could have declared dividends of approximately $53 million while remaining in compliance with the foregoing statutory limitations and remaining "well capitalized" under regulatory capital guidelines. Any decision to declare a dividend by the Company or any of its subsidiaries must also consider additional factors, including the amount of current period net income, liquidity, asset quality, and economic conditions and trends.

Federal law also imposes limitations on the extent to which the Company's bank subsidiaries may finance or otherwise supply funds to the Company and its nonbank subsidiaries. Such transactions with the Company and each of its nonbank subsidiaries are limited to 10% of each subsidiary bank's capital and surplus. There is also a 20% limit on each bank's aggregate covered transactions with the Company and all of its nonbank subsidiaries. At December 31, 1993, the Company had no borrowings outstanding from any of its subsidiaries, and one of the Company's nonbank subsidiaries had a secured loan of $38,021,000 outstanding from a bank subsidiary, representing 6.3% of the aggregate capital and surplus of the bank subsidiaries.

The Company has a Stockholders Rights Plan under which stock purchase rights have been distributed to the Company's stockholders. The rights may become exercisable in the event of certain unsolicited attempts to acquire the Company. The rights, which expire in December 1998, become exercisable 10 business days after a person, including a group, acquires 20% or more of the Company's outstanding common stock or commences a tender offer that would result in such person owning 25% or more of such stock or the Board of Directors determines that a person owning 10% or more of such stock is an "adverse person." If any person becomes the owner of 25% or more of the outstanding common stock or the Board determines that a person is an adverse person, the rights of holders other than such owner or adverse person become rights to buy shares of common stock of the Company (or of the acquiring company if the Company is acquired in certain mergers or other business combinations) having a market value of twice the exercise price of each right, with the result that such owner's or adverse person's interest in the Company would be substantially diluted. The Company may redeem the right, at a price of $.01 per right, until 10 business days after a person acquires 20% or more of the outstanding common stock or the Board has determined that a person is an adverse person.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - The consolidated financial statements of the Company and its subsidiaries follow generally accepted accounting principles and reporting practices applicable to the banking industry. Material intercompany transactions have been eliminated. Certain prior years' amounts have been reclassified to conform with the current year presentation.

INTEREST-BEARING DEPOSITS AND OTHER SHORT-TERM INVESTMENTS - Consists of federal funds sold and securities purchased under resale agreements of $541,260,000 in 1993 and $368,750,000 in 1992, respectively, and debt securities with maturities of less than 90 days. Debt securities are reported at amortized cost, which approximates market value.

TRADING ACCOUNT SECURITIES - Consists primarily of municipal securities held for resale to customers. These securities are recorded at market value.

SECURITIES - Securities available for sale, consisting principally of debt securities, are stated at the lower of aggregate amortized cost or market value. Decisions to purchase or sell these securities as part of the Company's ongoing asset and liability management process are based on management's assessment of changes in economic and financial market conditions, interest rate environments, the Company's balance sheet and its interest sensitivity position, liquidity, and capital. The cost of securities sold is determined by the specific identification method.

The investment securities portfolio, principally debt securities, is stated at cost, adjusted for amortization of premium and accretion of discount using a level yield method. This basis for valuation reflects management's intention and ability to hold these securities until maturity.

INTEREST RATE SWAP AGREEMENTS - The Company uses interest rate swap agreements to manage its interest rate exposure. Income or expense on these agreements is recorded as an adjustment to the yield on the underlying asset or liability.

LOANS - Interest income on most loans is accrued on the principal amount of loans outstanding. Unearned income on leases and loans made on a discount basis, $24,248,000 at year-end 1993 and $25,819,000 at year-end 1992, is credited to interest income on a basis that results in approximately level rates of return over the term of the lease or loan. Certain loan fees and credit card fees, net of qualifying origination costs, are deferred and amortized over the life of the related loan or commitment period. Deferred loan and credit card fees, included in unearned income, were $11,353,000 and $10,577,000 at year-end 1993 and 1992, respectively.

The Company engages in certain mortgage banking activities through a mortgage subsidiary. Mortgage loans originated and held for sale are carried at the lower of aggregate cost or market value, and gains and losses are determined using the specific identification method. Loans sold with servicing retained may give rise to a mortgage servicing asset that is amortized over the period during which the servicing income is expected to be earned. Prepayment assumptions that affect the determination of mortgage servicing rights are reviewed periodically, and the amortization is adjusted to reflect current circumstances. At December 31, 1993, mortgage loans held for sale were $138,376,000, loans serviced for others were $2.0 billion, and excess mortgage servicing rights were $4,213,000.

Loans are placed on nonaccrual and are considered nonperforming when payment of principal or interest is considered to be in doubt. In addition, all loans past due 90 days or more as to principal or interest are placed on nonaccrual status except for certain consumer loans and those loans which, in management's judgment, are adequately secured and for which collection is probable. Previously accrued income that has not been collected is

NOTE 2. (CONTINUED)

reversed from current income, and subsequent cash receipts are applied to reduce the unpaid principal balance. Loans are returned to accrual status when collection of all contractual principal and interest is reasonably assured and there has been sustained repayment performance. Nonperforming loans were $110,001,000 at year-end 1993 and $180,580,000 at year-end 1992. Interest income earned during the year on year-end nonperforming loans was approximately $960,000; if these loans had been performing under contractual terms, interest would have been approximately $8,300,000. In 1992, these amounts were $4,300,000 and $14,900,000, respectively.

Loans are classified as restructured, accruing loans when the Company has granted, for economic or legal reasons related to the borrower's financial difficulties, a concession to the customer that the Company would not otherwise consider. Such concessions can be any one or a combination of the following modifications to the terms of the debt: the reduction of the stated interest rate for the remaining original life of the debt; extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk; reduction of the face amount or maturity amount of the debt as stated in the debt instrument; and reduction of accrued interest. Restructured, accruing loans were $18,398,000 and $12,084,000 at December 31, 1993 and 1992, respectively. During 1993 and 1992, interest income recorded on these loans approximated a market interest rate and in the aggregate was not significantly different had these loans performed according to their original terms. There are no commitments to lend additional funds to these borrowers.

ALLOWANCE FOR LOAN LOSSES - Loans considered to be uncollectible are charged to the allowance for loan losses. Additions to the allowance are provided by recoveries of previously charged-off loans and by the provision for loan losses in amounts sufficient to maintain the adequacy of the allowance. The adequacy is determined by management's evaluation of potential losses in the portfolio, economic conditions, historical net charge-offs, and anticipated portfolio growth. Included in the allowance are amounts allocated to specific loans, amounts allocated to other loans that may become uncollectible but cannot be individually identified, and unallocated amounts. Management believes that the allowance for loan losses is adequate.

Various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses of the Company's subsidiaries. Such agencies can require the Company to recognize additions to the allowance based on regulatory judgments of information available at the time of their examination.

OTHER REAL ESTATE OWNED - Other real estate owned (OREO) consists of foreclosed properties and in-substance foreclosures. Loans are classified as in-substance foreclosures under the following circumstances: when the debtor has little or no equity in the collateral, considering the current fair value of the collateral; and when proceeds for repayment of the loan can be expected to come only from the operation or sale of the collateral; and when the debtor has either formally or effectively abandoned control of the collateral to the creditor or retained control of the collateral, but, because of the current financial condition of the debtor, or the economic prospects for the debtor and/or the collateral in the foreseeable future, it is doubtful that the debtor will be able to rebuild equity in the collateral or otherwise repay the loan in the foreseeable future.

Other real estate owned is recorded at the lower of the book value of the loan or the fair value of the asset acquired, less estimated disposition costs. The excess, if any, of the loan amount over the fair value of the asset acquired is charged off against the allowance for loan losses. Pursuant to the adoption of accounting Statement of Position (SOP) 92-3, "Accounting for Foreclosed Assets," which became effective for periods ending after December 15, 1992, subsequent changes in the value of OREO (including in-substance foreclosures) are recorded directly to an OREO reserve. These changes in the OREO reserve are included in total operating expenses. Proceeds in excess of the carrying value at the time of sale are recorded as a reduction in the provision for the OREO reserve. Prior to the adoption of SOP 92-3 at December 31, 1992, changes in the value of OREO were recorded directly to the value of the property. Expenses to administer these properties are charged to operating expense as incurred.

INCOME TAXES - In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective January 1, 1993. The Company adopted Statement No. 109 as of January 1, 1993.

Statement No. 109 changed the Company's method of accounting for income taxes from the deferred method to the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance, if necessary, is established to provide for

NOTE 2. (CONTINUED)

deferred tax assets that are not expected to be realized. Adoption of Statement No. 109 did not have a material effect on the Company's results of operations or financial condition.

Prior to adoption of Statement No. 109, the Company accounted for income taxes under Accounting Principles Board (APB) Opinion No. 11. Under APB Opinion No. 11, deferred taxes were provided for all significant items of income and expense that were recognized in different periods for financial reporting and income tax purposes.

EARNINGS PER SHARE - Earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding and dilutive common stock equivalents (stock options) for each period presented. Average dilutive common stock equivalents were 282,175 for 1993 and 150,328 for 1992. The dual presentation of primary and fully diluted earnings per common share is not presented, since the difference from earnings per share is less than 3%.

NOTE 3. FEDERAL RESERVE ACCOUNT BALANCES

The Company's banks are required to maintain average reserve balances with the Federal Reserve Bank. These balances can be either in the form of vault cash or funds left on deposit with the Federal Reserve Bank. The average amount of these balances was $305,379,000 for 1993 and $290,287,000 for 1992.

NOTE 4. SECURITIES PORTFOLIOS

The amortized cost, estimated market values, and yields of the following securities portfolios by maturity (excluding interest-bearing deposits and other short-term investments) were:

                                                                       YEAR-END SECURITIES PORTFOLIOS
                                                        --------------------------------------------------------------
                                                                       GROSS        GROSS                     WEIGHTED
DECEMBER 31, 1993                                       CARRYING    UNREALIZED    UNREALIZED     MARKET       AVERAGE
(Dollars in thousands on a tax equivalent basis)         VALUE         GAINS        LOSSES        VALUE        YIELD
                                                         -----         -----        ------        -----        -----
SECURITIES AVAILABLE FOR SALE

U.S. Government securities, maturing
  Within 1 year   . . . . . . . . . . . . . . .       $   322,707    $    3,280     $     (3)  $   325,984        4.91%
                                                      -----------    ----------     --------   -----------
                                                          322,707         3,280           (3)      325,984         4.91
                                                      -----------    ----------     --------   -----------

State and local governments, maturing
  Within 1 year   . . . . . . . . . . . . . . .            18,944             6           (2)       18,948         3.92
  After 1 year but within 5 years   . . . . . .                20            --           --            20         7.39
                                                      -----------    ----------     --------   -----------
                                                           18,964             6           (2)       18,968         3.92
                                                      -----------    ----------     --------   -----------
CORPORATE AND OTHER, MATURING
  Within 1 year   . . . . . . . . . . . . . . .           256,500            --           --       256,500         4.02
                                                      -----------    ----------     --------   -----------
                                                          256,500            --           --       256,500         4.02
                                                      -----------    ----------     --------   -----------
Mortgage-backed securities  . . . . . . . . . .            30,832         1,162           --        31,994         6.32
                                                      -----------    ----------     --------   -----------
  Total securities available for sale   . . . .       $   629,003    $    4,448     $     (5)  $   633,446        4.59%
                                                      ===========    ==========     ========   ===========

INVESTMENT SECURITIES
U.S. Government securities, maturing
  Within 1 year   . . . . . . . . . . . . . . .       $   464,118    $    3,026     $     --   $   467,144        4.32%
  After 1 year but within 5 years   . . . . . .           739,197         3,421          (59)      742,559         4.34
                                                      -----------    ----------     --------    ----------
                                                        1,203,315         6,447          (59)    1,209,703         4.33
                                                      -----------    ----------     --------    ----------
State and local governments, maturing
  Within 1 year   . . . . . . . . . . . . . . .           112,576            98           (9)      112,665         4.20
  After 1 year but within 5 years   . . . . . .            12,755           209          (12)       12,952         6.77
  After 5 years but within 10 years   . . . . .             3,666            73           (4)        3,735         7.17
                                                      -----------    ----------     --------    ----------
                                                          128,997           380          (25)      129,352         4.54
                                                      -----------    ----------     --------    ----------
Asset-backed securities . . . . . . . . . . . .           204,798           115         (827)      204,086         4.33
Industrial revenue bonds  . . . . . . . . . . .            59,958            --           --        59,958         5.34
Corporate and other . . . . . . . . . . . . . .             1,992            --           --         1,992           --
                                                      -----------    ----------     --------    ----------
  Total investment securities   . . . . . . . .       $ 1,599,060    $    6,942     $   (911)   $1,605,091        4.38%
                                                      ===========    ==========     ========    ==========

                                                    (Note 4 continued next page)

                                                           YEAR-END SECURITIES PORTFOLIOS
                                              -------------------------------------------------------------
                                                                 GROSS          GROSS
DECEMBER 31, 1992                                CARRYING     UNREALIZED     UNREALIZED         MARKET
(In Thousands)                                    VALUE          GAINS         LOSSES           VALUE
                                              -------------  ------------   ------------    ---------------
SECURITIES AVAILABLE FOR SALE
U.S. Government securities  . . . . . . . .   $   1,433,945  $      9,074   $     (2,198)   $     1,440,821
Mortgage-backed securities  . . . . . . . .          88,932         1,164             --             90,096
                                              -------------  ------------   ------------    ---------------
  Total securities available for sale . . .   $   1,522,877  $     10,238   $     (2,198)   $     1,530,917
                                              =============  ============   ============    ===============
INVESTMENT SECURITIES
State and local governments . . . . . . . .   $      37,869  $        532   $         --    $        38,401
Industrial revenue bonds  . . . . . . . . .          75,938            --             --             75,938
Corporate and other . . . . . . . . . . . .          42,685            --             --             42,685
                                              -------------  ------------   ------------    ---------------
  Total investment securities . . . . . . .   $     156,492  $        532   $         --    $       157,024
                                              =============  ============   ============    ===============

The year-end maturity distribution excludes industrial revenue bonds, which are not regarded as principal debt securities, and mortgage-backed and asset-backed securities.

The book value of securities pledged to secure public and trust deposits and repurchase agreements, and to meet other legal requirements was $676,934,000 at December 31, 1993.

During 1993, proceeds from sales of securities available for sale were $331,550,000, resulting in realized gains of $439,000. There were $28,000 in realized losses from the sales of these securities.

During 1992, proceeds from sales of securities available for sale were $1,192,000,000, and proceeds from sales of investment securities were $1,262,000,000, resulting in realized gains of $41,123,000 and $37,506,000, respectively. There were $1,700,000 in realized losses from the sales of investment securities.

In 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Statement No. 115, which will be effective in 1994, changes the accounting for short-term investments and the securities portfolios. The Company's current balance sheet classifications conform with Statement No.
115. However, beginning in 1994, changes in the fair value of the securities available for sale portfolio will be recorded directly to a separate category of stockholders' equity. Currently, securities available for sale are valued at the lower of aggregate cost or market, and changes therein are recorded directly to earnings. At December 31, 1993, the fair value of the securities available for sale exceeded their cost by $4,443,000, or $2,526,000 on an after-tax basis, and thus, stockholders' equity would have increased by that amount if Statement No. 115 had been in effect at year-end.

NOTE 5. LOANS TO RELATED PARTIES

Loans outstanding to executive officers and directors of the Company and its principal subsidiaries consist primarily of loans made to executive officers and related business interests of certain directors; these loans were $32,193,000 and $20,954,000 at December 31, 1993, and December 31, 1992,
respectively. An analysis of the activity during the year for loans outstanding at year-end is as follows:

NOTE  5. (CONTINUED)

(In thousands)                                      1993
                                                  --------
Balance, January 1  . . . . . . . . . . . . .     $ 20,954
Additions during the year   . . . . . . . . .       21,188
Reductions during the year  . . . . . . . . .       (9,949)
                                                  --------
Balance, December 31  . . . . . . . . . . . .     $ 32,193
                                                  ========

These loans were made in the ordinary course of business under normal credit terms, including interest rates and collateralization prevailing at the time for comparable transactions with other persons, and do not represent more than a normal risk of collection.

NOTE 6. ALLOWANCE FOR LOAN LOSSES AND OREO RESERVE

Activity in the allowance for loan loss account was:

(In thousands)                                     1993         1992         1991
                                               ----------   ----------   ----------
Balance, January 1  . . . . . . . . . . . .    $  192,700   $  212,500   $  214,203
Provision . . . . . . . . . . . . . . . . .        36,500      106,836      165,400
Loan losses charged off . . . . . . . . . .       (79,963)    (140,790)    (175,654)
     Less recoveries  . . . . . . . . . . .        22,259       14,154        8,551
                                               ----------   ----------   ----------
Net charge-offs . . . . . . . . . . . . . .       (57,704)    (126,636)    (167,103)
                                               ----------   ----------   ----------
Balance, December 31  . . . . . . . . . . .    $  171,496   $  192,700   $  212,500
                                               ==========   ==========   ==========

Activity in the other real estate owned reserve was:

                                                   1993
                                               ----------
Balance, January 1  . . . . . . . . . . . .    $    7,833
Additions to the OREO reserve . . . . . . .        32,471
Reductions related to sales . . . . . . . .       (10,528)
                                               ----------
Balance, December 31  . . . . . . . . . . .    $   29,776
                                               ==========

NOTE 7. PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation on buildings is computed primarily on a straight-line basis with estimated lives ranging from 25 to 50 years. Furniture and equipment useful lives generally range from 3 to 10 years. Leasehold improvements are amortized over their useful life or lease term, whichever is shorter.

Premises and equipment were comprised of the following:

(In thousands)                                     1993         1992
                                               ----------   ----------
Buildings . . . . . . . . . . . . . . . . .    $  160,770   $  155,513
Land  . . . . . . . . . . . . . . . . . . .        15,694       15,770
Equipment . . . . . . . . . . . . . . . . .       233,393      222,841
                                               ----------   ----------
                                                  409,857      394,124
Accumulated
  depreciation  . . . . . . . . . . . . . .       217,303      195,694
                                               ----------   ----------
Net premises
  and equipment . . . . . . . . . . . . . .    $  192,554   $  198,430
                                               ==========   ==========

Depreciation and amortization expense of premises, equipment, and leasehold improvements was $24,218,000 in 1993, $24,246,000 in 1992, and $23,599,000 in
1991.

Total rental expense was $26,346,000 in 1993, $27,367,000 in 1992, and
$28,180,000 in 1991, net of $1,705,000, $2,232,000, and $2,496,000 in rental income from subleases, respectively. Contingent rentals were negligible. As of December 31, 1993, the Company and its subsidiaries were obligated, under non-cancelable operating leases (primarily for premises), for minimum rentals in future periods as follows:

(In thousands)                       TOTAL       RENTAL         NET
                                  OBLIGATION     INCOME      OBLIGATION
                                  ----------   ---------    -----------
1994  . . . . . . . . . . .       $   11,619   $   1,118    $    10,501
1995  . . . . . . . . . . .           11,583       1,012         10,571
1996  . . . . . . . . . . .           10,673         899          9,774
1997  . . . . . . . . . . .            9,785         776          9,009
1998  . . . . . . . . . . .            7,346         688          6,658
Thereafter  . . . . . . . .           17,559       2,074         15,485

Most leases contain escalation of rent clauses based on increases in real estate taxes or equipment usage. Many leases include renewal provisions.

NOTE 8. FEDERAL FUNDS PURCHASED AND OTHER
SHORT-TERM BORROWINGS

Balances outstanding as of December 31, 1993 and 1992, consisted of the following:

(Dollars in thousands)                         FEDERAL                     U.S.
                                                FUNDS      REPURCHASE    TREASURY
                                  TOTAL       PURCHASED    AGREEMENTS    AND OTHER
                               ----------    ----------   -----------   ----------
1993
Year-end
  balance . . . . . . . . .    $  507,820    $   54,235   $   448,182   $    5,403
Maximum
  month-end
  balance . . . . . . . . .       507,820        88,620       448,182        7,058
Average daily
  balance . . . . . . . .         150,608        71,770        74,654        4,184
Weighted average
  interest rates:
    As of
    year-end  . . . . . . .          3.10%         2.78%         3.18%           -
    During
    the year  . . . . . . .          2.72          2.79          2.81            -


Note 8. (Continued)

(Dollars in thousands)                         FEDERAL                     U.S.
                                                FUNDS      REPURCHASE    TREASURY
                                  TOTAL       PURCHASED    AGREEMENTS    AND OTHER
                               ----------    ----------   -----------   ----------
1992
Year-end
  balance . . . . . . . . .    $  139,969    $   91,655   $    41,019   $    7,295
Maximum
  month-end
  balance . . . . . . . . .       267,225        97,407       196,357        7,295
Average daily
  balance . . . . . . . . .       147,856        84,639        61,221        1,996
Weighted average
  interest rates:
    As of
    year-end  . . . . . . .          2.43%         2.72%         2.13%          --
    During
    the year  . . . . . . .          2.90          3.29          2.44           --

NOTE 9. LONG-TERM DEBT

In September 1985, the Company issued $50,000,000 in floating-rate notes. The notes will mature on September 30, 1997, and pay interest at a rate, adjusted quarterly, of 1/8 of 1% above the London Interbank Offered Rate (LIBOR) for three-month Eurodollar deposits. During 1993 the weighted average rate paid was 3.43%, and at December 31, 1993, the rate was 3.44%. The proceeds were used in the funding of the affiliate banks on identical terms. The notes may be redeemed by the Company in whole or in part at any time at 100% of the principal amount plus accrued interest.

The Company's 5% debentures, due January 15, 1994, were convertible into common stock of the Company at $13.75 per share, for which purpose 3,709 shares were reserved at December 31, 1993, and were redeemable at the option of the Company at 100% of the principal amount. At December 31, 1993, the debentures totaled $51,000. The debentures were paid in full at maturity.

The balance of long-term debt at December 31, 1993, includes mortgage debt at two subsidiaries totaling $4,097,000. The monthly payment amounts of the mortgages totaled $40,000 in 1993 with final maturities from 1994 to 2013. Obligations on capitalized leases totaled $340,000 at December 31, 1993.

NOTE 10. EMPLOYEE STOCK OPTION PLANS

The Company offers shares of common stock to key employees under stock option plans. Options are awarded by a committee of the Board of Directors. The following is a summary of the changes in options outstanding for the last three years:

                                                   1993         1992         1991
                                                 --------      -------      -------
Options outstanding at
  the beginning of the year . . . . . . . .       916,348      817,684      729,184
Options granted . . . . . . . . . . . . . .        97,500      182,000      176,500
Options exercised . . . . . . . . . . . . .      (157,414)     (20,336)          --
Options forfeited . . . . . . . . . . . . .       (26,000)     (63,000)     (88,000)
                                                 --------      -------      -------
Options outstanding at
  the end of the year . . . . . . . . . . .       830,434      916,348      817,684
                                                 ========      =======      =======

Prices of shares under option at December 31, 1993, ranged from $13.75 to $45.00, and options for 426,228 shares were exercisable. Unless exercised, the options will expire at varying dates through 2003. There was no compensation expense recorded in the years presented related to stock options.

In addition to the above, the Company had a restricted stock plan, which expired in 1992. As of December 31, 1993, 400,000 shares had been awarded. Certificates for shares awarded were issued in the name of the employee, who has all the rights of a shareholder, with the shares subject to certain restrictions. At December 31, 1993, such restrictions remained on 181,395 shares outstanding. The certificates are held by the Company until the restrictions lapse or the shares are forfeited. Restriction periods vary from 1 to 10 years from the date of grant. During 1993, restrictions on 59,328 shares lapsed, and 11,446 shares were forfeited. The fair market value of awarded shares was previously recorded as deferred compensation as a segregation of surplus that is amortized to benefits expense over the restriction period. The unamortized amounts were $1,451,000 at December 31, 1993, $2,952,000 at December 31, 1992, and $1,337,000 at December 31, 1991. Compensation expense related to restricted stock grants, net of forfeitures, was $1,099,000 in 1993, $2,232,000 in 1992, and $860,000 in 1991.

NOTE 11. BENEFITS

The Company and its subsidiaries provide a noncontributory defined benefit pension plan that covers substantially all employees. Benefits are based upon length of service and qualifying compensation during the final years of employment. Contributions are made to the plan as costs are accrued. Assets held by the plan consist primarily of government securities and common stock.

The table below sets forth the plan's funded status and amounts recognized at December 31, 1993, 1992, and 1991.

(In thousands)                                             December 31
                                               ------------------------------------
                                                  1993         1992         1991
                                               ----------   ----------   ----------
Actuarial present value of
  benefit obligations:
  Vested benefit
  obligations . . . . . . . . . . . . . . .    $   69,418   $   54,765   $   44,093
                                               ==========   ==========   ==========
  Accumulated benefit
  obligations . . . . . . . . . . . . . . .    $   71,160   $   56,479   $   45,636
                                               ==========   ==========   ==========
  Projected benefit
  obligations . . . . . . . . . . . . . . .    $   91,816   $   78,667   $   64,267
Plan assets (primarily
  marketable securities)
  at market value . . . . . . . . . . . . .       120,041      111,021       97,202
                                               ----------   ----------   ----------
Net assets in excess of
  projected benefit
  obligations . . . . . . . . . . . . . . .        28,225       32,354       32,935
Unrecognized experience
  gain  . . . . . . . . . . . . . . . . . .        (5,316)      (7,988)      (7,288)
Unrecognized prior service
  cost  . . . . . . . . . . . . . . . . . .         1,831        2,112        2,392
Unamortized net excess
  pension assets at
  transition recognized
  over 15 years . . . . . . . . . . . . . .       (11,809)     (13,286)     (14,761)
                                               ----------   ----------   ----------
Prepaid pension cost
  recorded in
  other assets  . . . . . . . . . . . . . .    $   12,931   $   13,192   $   13,278
                                               ==========   ==========   ==========

NOTE 11. (CONTINUED)

Assumptions used in determining the actuarial present value of the projected benefit obligation as of December 31 are as follows:

                                                  1993         1992         1991
                                               ----------   ----------   ----------
Discount rate . . . . . . . . . . . . . . .       7.25%        8.00%        9.00%
Rate of increase in future
  compensation levels . . . . . . . . . . .       4.70         5.20         6.20

Net periodic pension expense (credit) consisted of the following:

(In thousands)                                    1993         1992         1991
                                               ---------    ---------    ---------
Service costs
  earned during
  period  . . . . . . . . . . . . . . . . .    $   4,083    $   3,724    $   3,615
Interest cost on
  projected benefit
  obligation  . . . . . . . . . . . . . .          6,304        6,071        5,314
Actual return
  on plan
  assets  . . . . . . . . . . . . . . . . .      (11,113)     (15,382)     (18,631)
Net amortization
  and deferral. . . . . . . . . . . . . . .          987        5,673        9,584
                                               ---------    ---------    ---------
Net pension
  expense
  (credit)  . . . . . . . . . . . . . . . .    $     261    $      86    $    (118)
                                               =========    =========    =========

Assumptions used in determining the net pension expense (credit) were as follows:

                                                   1993         1992         1991
                                                ---------    ---------    ---------
Rate of return on plan assets . . . . . . .        9.00%        9.50%        9.50%
Discount rate . . . . . . . . . . . . . . .        8.00         9.00         9.00
Rate of increase in future
  compensation levels . . . . . . . . . . .        5.20         6.20         6.20

In addition to the above, the Company provides supplemental retirement benefits, the cost of which was $480,969 in 1993, $419,250 in 1992, and $376,000 in 1991.

The Company has a savings and profit sharing plan that is interrelated with an employee stock ownership plan (ESOP). Under these plans, employees of the Company and its subsidiaries are eligible to receive benefits upon completion of certain service requirements, with a portion of such benefits payable under the ESOP in shares of the Company's common stock. In 1989, the ESOP borrowed $18,600,000 from a third party to purchase 800,000 shares of the Company's common stock. This loan, unconditionally guaranteed by the Company, is payable in eight increasing instalments that began on January 31, 1990.

At December 31, 1993, the balance of the ESOP loan was $12,241,000, and unallocated ESOP shares were 526,495. During 1993, ESOP expense of $2,566,000 included an accrual to cover the loan payment due on January 31, 1994, and interest expense on the ESOP loan of $455,000. The amount of dividends used to service the debt, which were paid on shares held by the ESOP, was $697,000 in 1993; there were no dividends paid in 1992 and 1991.

Apart from the contributions to the ESOP, the Company made no contributions to the savings and profit sharing plan in 1993, 1992, or 1991. As of December 31, 1993, accumulated ESOP benefits totaling $2,647,000 will reduce future contributions to the savings and profit sharing plan.

The Company has a plan providing severance benefits for certain employees of the Company and its subsidiaries with respect to certain terminations of employment within two years after a change in control of the Company. Approximately 3,500 employees are potentially eligible for benefits under the plan. Existing compensation and benefit plans have been amended to protect previously earned compensation and future benefits in the event of a change in control of the Company.

The Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" as of January 1, 1993. Statement No. 106 requires a calculation of the present value of expected benefits to be paid to employees after their retirement and an allocation of those benefits to the periods in which employees render service to earn the benefits. For employees retiring prior to December 31, 1993, the Company provided $5,000 of life insurance and a Medicare premium supplement and permitted those under 65 to participate in the Company's medical plan by paying the full group rate; full-time employees pay approximately 25% of the group rate. Those retiring after December 31, 1993, will not receive the Medicare supplement and will pay premiums for life and medical insurance reflecting the Company's full cost of coverage for retirees.

The initial transition obligation associated with the adoption of Statement No. 106 was $3,600,000. In accordance with the statement, the Company will recognize this liability over the remaining service periods of plan participants. Since eligibility for these Company-subsidized benefits ceased at December 31, 1993, this period ranges from approximately five years for the medical insurance to thirteen years for the life insurance and Medicare supplements.

The table below sets forth the plan's funded status and amounts recognized at December 31, 1993.

Accumulated Postretirement Benefit Obligation:

(In thousands)
  Life insurance  . . . . . . . . . . . . . .    $  (2,445)
  Early retirement medical  . . . . . . . . .         (244)
  Medicare supplement . . . . . . . . . . . .         (908)
                                                 ---------
    Total . . . . . . . . . . . . . . . . . .                      $  (3,597)
                                                                   =========
  Plan assets . . . . . . . . . . . . . . . .                      $      --
                                                                   =========
  Accumulated postretirement
    benefit obligation in excess of
    assets  . . . . . . . . . . . . . . . . .                      $  (3,597)
  Unrecognized net loss . . . . . . . . . . .                            186
  Unrecognized prior service cost . . . . . .                             --
  Unrecognized net transition
    obligation  . . . . . . . . . . . . . . .                          3,152
                                                                   ---------
  Net postretirement benefit liability. . . .                     $    (259)
                                                                   =========

Postretirement benefit expense was $619,000 in 1993.

In 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." Statement No. 112, which will be effective in 1994, covers all postemployment benefits not already covered by the two prior accounting pronouncements. Adoption of Statement No. 112 will result in an additional accrual of postemployment benefits of $1,600,000, of which the after-tax amount of approximately $1,000,000 will be recorded in the first quarter of 1994. The recurring annual cost of postemployment benefits to former employees is estimated at approximately $250,000. This amount is comparable to the annual cost incurred in 1993.

NOTE 12.  OTHER NONINTEREST INCOME

The major components of other noninterest income were:

                                                          YEAR ENDED
                                     ---------------------------------------------------
(In thousands)                         1993                  1992                 1991
                                     --------             --------             ---------
Credit card fees  . . . . . . . . .  $ 18,892             $ 19,398              $ 19,354
Trust fees  . . . . . . . . . . . .    14,559               14,810                14,891
Processing fees . . . . . . . . . .    13,788               12,624                12,220
Mortgage banking fees . . . . . . .    11,972               10,207                 6,035
Investment management
  and brokerage fees  . . . . . . .     6,561                4,197                 1,949
International fees  . . . . . . . .     5,845                6,035                 5,890
Other noninterest
  income  . . . . . . . . . . . . .    21,696               19,939                20,881
                                     --------             --------              --------
                                     $ 93,313             $ 87,210              $ 81,220
                                     ========             ========              ========

NOTE 13.  OTHER OPERATING EXPENSES

The major components of other operating expenses were:

                                          YEAR ENDED DECEMBER 31
                           ----------------------------------------------------
(In thousands)                1993                 1992                 1991
                           ---------            ---------            ----------
FDIC insurance  . . . . .  $  21,949            $  19,289             $  18,329
Marketing and public
  relations . . . . . . .     21,341               17,033                13,466
Service bureau and
  other data processing .     16,538               15,602                13,444
Professional services . .     13,744               12,482                 8,577
Printing and supplies . .     12,997               12,557                11,879
Postage . . . . . . . . .      8,290                8,201                 8,213
Legal and consulting  . .      6,609                9,763                 7,933
Other operating expenses.     27,699               27,385                29,408
                           ---------            ---------             ---------
                             129,167              122,312               111,249
OREO and legal expenses
  related to workout. . .     17,468               18,450                17,246
                           ---------            ---------             ---------
                           $ 146,635            $ 140,762             $ 128,495
                           =========            =========             =========

NOTE 14. INCOME TAXES

The provision for income taxes was comprised of the following:

(In thousands)                                1993                 1992                 1991
                                           ---------            ---------             ---------
Provision for:
  Federal income tax  . . . . . . .        $  32,254            $  25,101             $   2,720
  State income tax    . . . . . . .           14,818               11,350                 4,028
                                           ---------            ---------             ---------
                                           $  47,072            $  36,451             $   6,748
                                           =========            =========             =========

The current and deferred components of the provision were as follows:

(In thousands)
Current taxes payable:
  Federal . . . . . . . . . . . . .        $  31,084            $  26,940             $   3,743
  State . . . . . . . . . . . . . .           13,313               11,350                 4,264
                                           ---------            ---------             ---------
                                           $  44,397            $  38,290             $   8,007
                                           =========            =========             =========

Deferred taxes (benefit):
  Federal . . . . . . . . . . . . .        $   1,170            $  (1,839)            $  (1,023)
  State . . . . . . . . . . . . . .            1,505                   --                  (236)
                                           ---------            ---------             ---------
                                           $   2,675            $  (1,839)            $  (1,259)
                                           =========            =========             =========

The major components of deferred income tax expense (benefit) were as follows:

(In thousands)                1993                 1992                 1991
                           ---------            ---------            ----------
Loan losses . . . . . . .  $   9,360            $   6,628             $     907
Depreciation  . . . . . .     (1,859)              (1,408)               (1,004)
Loan fees, net  . . . . .       (348)                (211)                  644
Pension credit  . . . . .       (360)                 (31)                   33
Lease financing . . . . .     (2,973)                (439)                  543
Provision for OREO
  reserve, net  . . . . .     (3,300)              (4,947)               (3,046)
Other, net  . . . . . . .      2,155               (1,431)                  664
                           ---------            ---------             ---------
                           $   2,675            $  (1,839)            $  (1,259)
                           =========            =========             =========

The differences between the effective income tax rate and the nominal federal tax rate on income before taxes are reconciled as follows:

                                1993                 1992                 1991
                             ---------            ---------            ----------
Nominal federal tax rate          35.0%                34.0%                 34.0%
State tax rate, net of
  federal tax benefit . .          8.4                  7.8                  16.2
Tax-exempt income . . . .         (2.3)                (2.6)                (24.3)
Alternative minimum tax .          -                   (1.4)                  8.1
Non-deductible goodwill .           .2                  0.6                   4.4
Other . . . . . . . . . .          (.3)                (0.3)                  2.7
                           -----------          -----------           -----------
                                  41.0%                38.1%                 41.1%
                           ===========          ===========           ===========

At December 31, 1993, and January 1, 1993, the Company had gross deferred tax assets and gross deferred tax liabilities as follows:

                                               DECEMBER 31           JANUARY 1
(In thousands)                                    1993                 1993
                                                ---------            ----------
Deferred tax assets:
  Loan losses . . . . . . . . . . . . . .       $  73,900             $  83,260
  OREO reserve  . . . . . . . . . . . . .          12,972                 9,672
  Loan fees, net  . . . . . . . . . . . .           5,128                 4,780
  Other, net  . . . . . . . . . . . . . .           3,859                 4,448
                                                ---------             ---------
                                                   95,859               102,160
                                                ---------             ---------

Deferred tax liabilities:
  Lease financing . . . . . . . . . . . .          13,365                16,338
  Depreciation  . . . . . . . . . . . . .           8,928                10,787
  Pension credit  . . . . . . . . . . . .           5,575                 5,935
  Other, net  . . . . . . . . . . . . . .           2,606                 1,040
                                                ---------             ---------
                                                   30,474                34,100
                                                ---------             ---------
     Net deferred tax asset . . . . . . .       $  65,385             $  68,060
                                                =========             =========

NOTE 15.  FINANCIAL INSTRUMENTS WITH CREDIT RISK AND OFF-BALANCE SHEET RISK

CONCENTRATION OF CREDIT RISK - The Company is a commercial banking organization, providing diversified financial services to individuals, businesses, governmental units, and other banks. The Company provides a comprehensive range of credit, non-credit, and international banking products and services to the New England region, with particular emphasis in the Commonwealth of Massachusetts, and accordingly is affected by general economic conditions in the region.

OFF-BALANCE SHEET RISK - In the normal course of business, the Company uses various off-balance sheet commitments and financial

NOTE 15. (CONTINUED)

instruments for interest rate risk management purposes and to accommodate certain financing requirements of customers. These commitments and financial instruments may include loan commitments, interest rate swaps, standby letters of credit, loans sold with recourse, letters of credit, forward contracts, interest rate caps, and interest rate floors. These instruments involve varying degrees of credit and market risk in excess of the amounts included in the consolidated balance sheet. The contract or notional amounts of these instruments reflect the extent of the Company's involvement in each particular class of financial instrument.

The Company's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees under recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in extending commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate swaps, caps, and floors, the contract or notional amounts do not represent an exposure to credit loss. The Company controls the credit risk of its interest rate swap agreements through credit approvals, limits, and monitoring procedures in conjunction with its interest rate risk management activities. Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

Off-balance sheet financial instruments at December 31, 1993 and 1992, were as follows:

                                                          CONTRACT OR
                                                         NOTIONAL AMOUNT
                                              ----------------------------------
(In thousands)                                    1993                  1992
                                              -----------            -----------
Loan commitments  . . . . . . . . . . . .     $ 2,763,000           $  2,810,000
Standby letters of credit . . . . . . . .         164,000                172,000
Forward commitments . . . . . . . . . . .         163,000                244,000
Loans sold with recourse  . . . . . . . .          46,000                 68,000
Foreign exchange
  commitment contracts  . . . . . . . . .          44,000                 37,000
Letters of credit . . . . . . . . . . . .          15,000                 25,000
Interest rate swaps . . . . . . . . . . .           8,000                 21,000
Securities purchase and sell
  commitments . . . . . . . . . . . . . .              --                  1,000

LOAN COMMITMENTS, LETTERS OF CREDIT, AND STANDBY LETTERS OF CREDIT - Loan commitments and letters of credit are granted under the same credit policies used for on-balance sheet outstandings. Commitments are subject to various terms and conditions that have to be met before being drawn upon and have a fixed expiration date. The nature of many commitments is such that they are expected to expire without being drawn upon, thus not requiring future funding by the Company.

Letters of credit are documents, principally related to export and import trade transactions, issued by the Company on behalf of its customers in favor of third parties, who can present demands on the Company within specified terms and conditions. Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party.

FORWARD COMMITMENTS - The Company enters into forward contract commitments to reduce the market risk associated with originating residential mortgage loans for sale. Contractual terms of forward commitments specify the aggregate amount of contract, the interest rate or prices at which loans are to be delivered, and the period covered. The market risk to the Company is the potential inability to originate loans at prices specified in the contract within the commitment period, thus resulting in a potential difference between loan origination requirements under contract terms and those loans acquired at market prices to fulfill the commitment.

LOANS SOLD WITH RECOURSE - The Company sells residential mortgage loans to the secondary market in connection with its mortgage banking business. While the majority of these loans are sold on a nonrecourse basis, there is a nominal amount of recourse loans. All residential mortgage loans are subject to the same credit policies, and off-balance sheet loans with recourse have the same credit risk as on-balance sheet loans. If a borrower defaults on a loan sold with recourse, it is sold back to the Company to initiate normal collection efforts.

FOREIGN EXCHANGE COMMITMENT CONTRACTS - The Company periodically enters into offsetting agreements to purchase foreign currency and, in turn, to sell it to customers. Credit risk exists because in the event the customer fails to take delivery of the foreign currency, the Company is thus required to resell it to the market.

INTEREST RATE SWAPS - The Company uses interest rate swap contracts in conjunction with asset and liability management activities and to adjust interest rate risk associated with specific customer transactions. These contracts allow the Company to exchange fixed or variable interest rate payment amounts on existing assets or liabilities without changing the terms or amount of the underlying principal. Interest rate swaps are stated in notional terms, which represent the aggregate amount of the specific asset or liability being hedged by the interest rate swap transaction. However, the actual exposure to credit risk is the stream of interest payments under the contractual terms of the swap, not the notional amount. The Company manages the credit risk by entering into interest rate swap agreements only with highly regarded counterparties after a credit review process.

SECURITIES PURCHASE AND SELL COMMITMENTS - In connection with its capital markets activities, the Company regularly commits to purchase and sell securities issued by the U.S. Government and its agencies and by municipalities.

NOTE 16. DISCLOSURES ABOUT THE FAIR VALUE OF
FINANCIAL INSTRUMENTS

Under the provisions of Statement of Financial Accounting Standards No. 107, "Disclosures about the Fair Value of Financial Instruments," the Company is required to estimate and disclose the fair value of certain of its on- and off-balance sheet financial instruments. Statement No. 107 defines what constitutes a financial instrument and recommends general methodologies to determine fair value.

The fair value of a financial instrument as defined in Statement No. 107 is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices are used to establish fair value when they are available for a particular financial instrument, and present value and other valuation techniques are utilized to estimate the fair value of financial instruments that do not have quoted market prices.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which disclosure is required by Statement No. 107.

CASH AND DUE FROM BANKS AND INTEREST-BEARING DEPOSITS AND OTHER SHORT-TERM INVESTMENTS - The current fair value of these financial instruments is defined as the amount recorded in the balance sheet categories.

SECURITIES PORTFOLIOS - Securities available for sale, investment securities, and trading account securities are financial instruments

NOTE 16. (CONTINUED)

that are usually traded in broad markets. Fair values are based upon market prices and dealer quotes. If a quoted market price is not available for a particular security, the fair value is determined by reference to quoted market prices for securities with similar characteristics.

LOANS - For certain homogeneous categories of instalment loans, including student loans and credit card receivables, fair value has been estimated using quoted market prices for similar loans. The fair value of other instalment loans, including automobile financing, was determined by discounted cash flow techniques using interest rates for similar loans at December 31, 1993. Credit risk factors were incorporated in the discount rates used for these loans and reflected in the market prices obtained for homogeneous loans.

The fair value of residential mortgage loans, including ARMs and fixed-rate loans, was determined using discounted cash flow techniques with year-end interest rates, and by comparison with quoted market prices for mortgage-backed securities with similar interest rates and terms. The analysis also reflected estimated prepayment factors.

The fair value of both fixed- and variable-rate commercial and commercial real estate loans was determined by discounted cash flow techniques. Year-end 1993 interest rates were used that incorporated the risk of credit loss associated with each type of loan, based on an evaluation performed as of December 31, 1993.

DEPOSITS - The fair value of demand deposits, NOW and savings accounts, and money market deposits is defined by Statement No. 107 as the amount payable on demand at the reporting date. Therefore, for these financial instruments, the amounts recorded in the balance sheet are also reported as their fair value under the provisions of the statement, and no core deposit value was derived for fair value disclosure purposes.

The fair value of certificates of deposit with fixed interest rates is estimated by the use of present value techniques. These techniques considered the cash flow related to these certificates, year-end interest rates at which similar certificates were issued with similar remaining maturities, and the probability of early withdrawal if interest rates were to rise.

SHORT-TERM BORROWINGS - The carrying amounts of federal funds purchased and other short-term borrowings are defined to approximate their fair values.

LONG-TERM DEBT - The fair value of long-term debt was established by market prices of the debt and present value techniques that consider the debt's remaining maturity and yield and the current credit ratings of the Company.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS - These financial instruments generally are not sold or traded, and there is no standard methodology for determining their fair values. The Company's loan commitments are not beyond normal market terms and do not include fees or conditions other than those associated with customary market practices. The fair value of loan commitments was calculated by determining the discounted present value of the remaining contractual fees over the unexpired commitment period, generally not more than one year. The fair value of securities purchase and sell commitments was determined by reference to the price of the underlying securities. The fair value of standby letters of credit was determined by reference to the current fees charged to issue similar letters of credit. The fair value of forward commitments and interest rate swaps was determined by reference to the market for similar instruments.

At December 31, 1993, the estimated fair values of off-balance sheet financial instruments, consisting primarily of loan commitments, were not considered to be material.

The fair value of the financial instruments presented, and as determined under the guidelines established by Statement No. 107 as previously described, depend highly on assumptions as they existed as of December 31, 1993 and 1992, and on the related methodologies applied and do not purport to represent actual economic value in a bona fide transaction with a legitimate buyer under normal market conditions. It should also be noted that different financial institutions will use different assumptions and methodologies in determining fair values such that comparisons between institutions may be difficult. The Company did not attempt to determine the fair value of its substantial base of core deposits, as their disclosure is not required and due to the lack of generally accepted, industry-wide methodology for determining such values. With that understanding, the financial statement amounts and estimated fair values of financial instruments at December 31, 1993 and 1992, were as follows:

                                    1993                          1992
                         --------------------------    -------------------------
                          FINANCIAL         FAIR         FINANCIAL       FAIR
                          STATEMENT         VALUE        STATEMENT       VALUE
                         -----------    -----------    -------------  ----------
Financial assets

Cash and due
from banks  . . . . .    $   632,985    $   632,985    $   733,726    $  733,726

Interest-bearing
deposits and
other short-term
investments   . . . .        803,068        803,068      1,091,985     1,091,985
Trading accounts  . .         14,595         14,595         74,694        74,694

Securities
portfolios  . . . . .      2,228,063      2,238,537      1,679,369     1,687,941

Loans (net of
allowance): . . . . .
Commercial
and commercial
real estate   . . . .      2,146,686      2,210,000      2,292,128     2,345,000
Consumer  . . . . . .      3,784,988      3,980,000      3,453,171     3,676,000
                         -----------    -----------    -----------    ----------
                           5,931,674      6,190,000      5,745,299     6,021,000


Financial liabilities

Deposits:

Demand, NOW,
savings, and money
market deposit
accounts  . . . . . .    $ 7,749,919    $ 7,749,919    $ 7,708,846    $7,708,846

Consumer time . . . .        993,945      1,003,000      1,234,747     1,250,000

Time - $100,000
or more . . . . . . .         34,957         34,957         38,955        38,955

Federal funds
purchased
and other
short-term
borrowings  . . . . .        507,820        507,820        139,969       139,969

Long-term debt  . . .         54,488         54,000         55,188        52,000

NOTE 17.  CONTINGENCIES

The Company and its subsidiaries are involved in a number of legal proceedings arising in the normal course of business. After reviewing such matters, the Company believes that their resolution will not materially affect its results of operations or financial position.

NOTE 18.  QUARTERLY DATA (UNAUDITED)
Summarized quarterly financial data for years 1991 through 1993 are as follows:

(In thousands except for
share amounts)                              YEAR ENDED DECEMBER 31
                                 -------------------------------------------
                                    1993             1992             1991
                                 ----------       -----------     ----------
Net interest income
  First Quarter   . . . .        $ 101,528        $ 101,271       $   97,303
  Second Quarter  . . . .          104,917          104,548           98,799
  Third Quarter   . . . .          108,282          107,428           98,477
  Fourth Quarter  . . . .          109,096          103,265          102,317
                                 ---------        ---------       ----------
                                 $ 423,823        $ 416,512       $  396,896
                                 =========        =========       ==========

Noninterest income
  First Quarter   . . . .        $  46,896        $  43,309       $   40,339
  Second Quarter  . . . .           48,751           46,484           42,142
  Third Quarter   . . . .           51,904           46,801           43,832
  Fourth Quarter  . . . .           50,973           47,287           43,440
                                 ---------        ---------       ----------
                                 $ 198,524        $ 183,881       $  169,753
                                 =========        =========       ==========

Net securities gains
  First Quarter   . . . .        $      --        $  35,413       $      228
  Second Quarter  . . . .              358              393            2,357
  Third Quarter   . . . .               49               --            8,988
  Fourth Quarter  . . . .                4           41,123           29,390
                                 ---------        ---------       ----------
                                 $     411        $  76,929       $   40,963
                                 =========        =========       ==========

Provision for loan losses and
  OREO reserve
  First Quarter   . . . .        $  18,500        $  60,210       $   34,914
  Second Quarter  . . . .           16,892           38,619           42,646
  Third Quarter   . . . .           16,800           27,754           49,786
  Fourth Quarter  . . . .            9,138           25,735           65,504
                                 ---------        ---------       ----------
                                 $  61,330        $ 152,318       $  192,850
                                 =========        =========       ==========

Net income
  First Quarter   . . . .        $  12,761        $   8,229       $    1,001
  Second Quarter  . . . .           14,207            6,515            1,124
  Third Quarter   . . . .           18,001           10,436            1,063
  Fourth Quarter  . . . .           22,682           34,057            6,467
                                 ---------        ---------       ----------
                                 $  67,651        $  59,237       $    9,655
                                 =========        =========       ==========

Earnings per share
  First Quarter   . . . .        $     .68        $     .51       $      .06
  Second Quarter  . . . .              .75              .40              .07
  Third Quarter   . . . .              .95              .64              .07
  Fourth Quarter  . . . .             1.19             1.97              .40
                                 ---------        ---------       ----------
                                 $    3.57        $   3.57*       $     0.60
                                 =========        =========       ==========

* The sum of the quarters' earnings per share for 1992 does not equal the full-year amount due to the effect of the issuance of additional common stock in the fourth quarter of 1992.

HISTORICAL FINANCIAL AND STATISTICAL INFORMATION
- ------------------------------------------------
Average Balances  . . . . . . . . . . . . . . . . . . .   34
Summary of Operations . . . . . . . . . . . . . . . . .   35
Average Yields, Rates Paid, and Net Interest Margin . .   36
Distribution of Loans . . . . . . . . . . . . . . . . .   37
Credit Quality  . . . . . . . . . . . . . . . . . . . .   37
Other Data  . . . . . . . . . . . . . . . . . . . . . .   38
Quarterly Share Data  . . . . . . . . . . . . . . . . .   38

Average Balances                                                                                              BAYBANKS, INC.
- ----------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands except share amounts) (1)         1993       1992        1991         1990        1989         1988
                                                    ----------  ----------  ----------   ----------  ----------   ----------
Assets
Interest-bearing deposits and
  other short-term investments (2)  . . . . .       $  593,317  $  623,200  $  675,655   $  436,888  $  120,583   $   22,065

Securities available for sale
  U.S. Government . . . . . . . . . . . . . .        1,158,347     303,306          --           --          --           --
  Corporate and other . . . . . . . . . . . .           83,424      15,344          --           --          --           --
                                                    ----------  ----------  ----------   ----------  ----------   ----------
                                                     1,241,771     318,650          --           --          --           --
Investment securities
  U.S. Government . . . . . . . . . . . . . .          622,387     782,293     536,255      327,103     342,587      182,191
  Mortgage-backed securities  . . . . . . . .               --     412,396     623,476      567,500     149,320      135,846
  Asset-backed securities . . . . . . . . . .           67,130          --          --           --          --           --
  State and local governments . . . . . . . .           74,190      50,192      87,792      142,117     154,759      290,246
  Industrial revenue bonds  . . . . . . . . .           68,921      84,757      98,644      114,042     129,245      151,007
  Corporate and other . . . . . . . . . . . .            1,976       4,917       1,886       13,528     113,606      125,090
                                                    ----------  ----------  ----------   ----------  ----------   ----------
                                                       834,604   1,334,555   1,348,053    1,164,290     889,517      884,380
Loans (3)
  Commercial  . . . . . . . . . . . . . . . .        1,364,807   1,553,643   1,849,960    2,251,316   2,495,733    2,250,770
  Commercial real estate  . . . . . . . . . .          956,991   1,117,933   1,343,300    1,545,502   1,551,012    1,327,703
  Residential mortgage  . . . . . . . . . . .        1,171,044   1,256,553   1,357,703    1,549,862   1,790,472    1,540,256
  Instalment  . . . . . . . . . . . . . . . .        2,417,647   2,224,709   2,184,077    2,109,570   1,978,854    1,817,261
                                                    ----------  ----------  ----------   ----------  ----------   ----------
                                                     5,910,489   6,152,838   6,735,040    7,456,250   7,816,071    6,935,990
  Less allowance for loan losses  . . . . . .          188,191     213,949     228,192      139,603      61,070       49,865
                                                    ----------  ----------  ----------   ----------  ----------   ----------
                                                     5,722,298   5,938,889   6,506,848    7,316,647   7,755,001    6,886,125
                                                    ----------  ----------  ----------   ----------  ----------   ----------
  Total earning assets  . . . . . . . . . . .        8,580,181   8,429,243   8,758,748    9,057,428   8,826,171    7,842,435
Cash and due from banks . . . . . . . . . . .          629,428     604,115     553,945      570,755     565,418      567,519
Other assets  . . . . . . . . . . . . . . . .          548,223     615,396     590,896      443,036     356,241      319,692
                                                    ----------  ----------  ----------   ----------  ----------   ----------
  Total assets  . . . . . . . . . . . . . . .       $9,569,641  $9,434,805  $9,675,397   $9,931,616  $9,686,760   $8,679,781
                                                    ==========  ==========  ==========   ==========  ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
   Demand . . . . . . . . . . . . . . . . . .       $1,886,914  $1,717,345  $1,501,448   $1,481,019  $1,491,246   $1,543,244
   NOW accounts . . . . . . . . . . . . . . .        1,336,270   1,218,252   1,038,135      932,851     869,409      860,662
   Savings  . . . . . . . . . . . . . . . . .        1,399,886   1,223,626     993,305      919,678     972,190    1,116,344
   Money market deposit accounts  . . . . . .        2,865,209   3,034,586   3,260,294    3,184,659   2,577,672    2,041,353
   Consumer time  . . . . . . . . . . . . . .        1,102,025   1,363,997   1,692,020    1,821,337   1,857,656    1,241,756
   Time - $100,000 or more  . . . . . . . . .           33,322      57,547     187,863      407,320     471,424      528,552
                                                    ----------  ----------  ----------   ----------  ----------   ----------
                                                     8,623,626   8,615,353   8,673,065    8,746,864   8,239,597    7,331,911
Federal funds purchased and other
   short-term borrowings (4)  . . . . . . . .          150,608     147,856     366,262      474,026     658,100      629,867
Long-term debt  . . . . . . . . . . . . . . .           54,437      55,226      55,052       53,691      53,372       51,757
                                                    ----------  ----------  ----------   ----------  ----------   ----------
   Total deposits and borrowings  . . . . . .        8,828,671   8,818,435   9,094,379    9,274,581   8,951,069    8,013,535
Other liabilities (5) . . . . . . . . . . . .           69,937      81,366      87,381      106,033     149,957      132,067
Stockholders' equity  . . . . . . . . . . . .          671,033     535,004     493,637      551,002     585,734      534,179
                                                    ----------  ----------  ----------   ----------  ----------   ----------
   Total liabilities and stockholders' equity       $9,569,641  $9,434,805  $9,675,397   $9,931,616  $9,686,760   $8,679,781
                                                    ==========  ==========  ==========   ==========  ==========   ==========
CAPITAL RATIOS
Risk-based (6)
   Core (minimum regulatory standard - 4.00%)           10.68%      10.37%       7.28%        6.40%         n/a          n/a
   Total (minimum regulatory standard - 8.00%)           12.40       12.30        9.29         8.33         n/a          n/a
Leverage ratio (6)  . . . . . . . . . . . . .             7.26        6.79        5.38         4.83         n/a          n/a
Prior measures (6)
   Primary  . . . . . . . . . . . . . . . . .              n/a         n/a         n/a         6.80        6.60         6.50
   Total  . . . . . . . . . . . . . . . . . .              n/a         n/a         n/a         7.30        7.10         7.00

Year-end book value per share . . . . . . . .       $    37.52  $    34.81  $    31.30   $    30.49  $    37.67   $    35.43
- ----------------------------------------------------------------------------------------------------------------------------

(1) Substantially all balances are derived from daily averages. In certain instances, a method approximating daily averages was used.
(2) Includes interest-bearing deposits in other banks, federal funds sold, securities purchased under agreement to resell, bankers' acceptances purchased, and trading account assets.
(3) Nonperforming loans are included in the average balances. Interest income is recorded on an accrual basis. Thus, loans that are nonperforming do not contribute to net interest income and affect the net interest margin.
(4) Includes federal funds purchased, securities sold under agreement to repurchase, and demand notes issued to the U.S. Treasury.
(5) Other liabilities include guarantee of ESOP indebtedness in 1993, 1992, 1991, and 1990.
(6) The risk-based capital ratios and the leverage capital ratio were phased in December 31, 1990.

SUMMARY OF OPERATIONS                                                                                         BAYBANKS, INC.
- ----------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands on a tax equivalent basis       1993        1992        1991         1990        1989         1988
except share amounts) (7)                          ----------  ----------  ----------   ----------  ----------   ----------
Income on interest-bearing deposits and other
   short-term investments   . . . . . . . . .      $   19,931  $   22,925  $   40,019   $   35,879  $   11,334   $    1,679

Interest on securities portfolios
   Taxable  . . . . . . . . . . . . . . . . .          84,510      86,304      95,542       81,417      44,117       26,367
   Tax-exempt . . . . . . . . . . . . . . . .          10,730      10,807      14,961       27,686      42,304       53,697
                                                   ----------  ----------  ----------   ----------  ----------   ----------
                                                       95,240      97,111     110,503      109,103      86,421       80,064
                                                   ----------  ----------  ----------   ----------  ----------   ----------
Interest and fees on loans
   Commercial (8) . . . . . . . . . . . . . .          89,383     109,048     161,156      231,046     281,336      230,023
   Commercial real estate . . . . . . . . . .          74,353      92,548     122,519      146,705     173,229      141,131
   Residential mortgage . . . . . . . . . . .          92,451     111,390     132,725      155,384     178,470      148,096
   Instalment . . . . . . . . . . . . . . . .         224,471     227,652     250,890      256,015     242,005      204,430
                                                   ----------  ----------  ----------   ----------  ----------   ----------
                                                      480,658     540,638     667,290      789,150     875,040      723,680
                                                   ----------  ----------  ----------   ----------  ----------   ----------
Total income on earning assets  . . . . . . .         595,829     660,674     817,812      934,132     972,795      805,423
Interest expense on deposits and borrowings
   NOW and savings accounts . . . . . . . . .          52,040      67,304      94,544       96,926      97,143      102,690
   Money market deposit accounts  . . . . . .          66,001      97,256     173,393      223,861     201,878      132,566
   Consumer time  . . . . . . . . . . . . . .          41,514      66,627     114,868      147,752     163,986      101,103
   Time - $100,000 or more  . . . . . . . . .             886       2,048      11,356       32,804      42,189       40,627
   Short-term borrowings  . . . . . . . . . .           4,098       4,285      19,941       36,477      59,180       46,026
   Long-term debt . . . . . . . . . . . . . .           2,109       2,489       3,860        4,622       5,059        4,130
                                                   ----------  ----------  ----------   ----------  ----------   ----------
Total interest expense  . . . . . . . . . . .         166,648     240,009     417,962      542,442     569,435      427,142
                                                   ----------  ----------  ----------   ----------  ----------   ----------
Net interest income   . . . . . . . . . . . .         429,181     420,665     399,850      391,690     403,360      378,281
Noninterest income (8)
   Service charges and fees on deposit accounts       105,211      96,671      88,533       70,823      64,200       53,842
   Other noninterest income . . . . . . . . .          93,313      87,210      81,220       84,988      76,837       79,977
                                                   ----------  ----------  ----------   ----------  ----------   ----------
   Total noninterest income (8) . . . . . . .         198,524     183,881     169,753      155,811     141,037      133,819
                                                   ----------  ----------  ----------   ----------  ----------   ----------
Total income from operations  . . . . . . . .         627,705     604,546     569,603      547,501     544,397      512,100
Operating expenses
   Salaries and benefits  . . . . . . . . . .         212,954     199,604     184,399      179,723     178,630      165,440
   Occupancy and equipment  . . . . . . . . .          87,116      88,950      85,465       87,326      85,305       78,174
   Other operating expenses . . . . . . . . .         146,635     140,762     128,495      111,454     107,320       99,500
                                                   ----------  ----------  ----------   ----------  ----------   ----------
   Total operating expenses . . . . . . . . .         446,705     429,316     398,359      378,503     371,255      343,114
                                                   ----------  ----------  ----------   ----------  ----------   ----------
Operating Income before Net Securities Gains
   and Provisions for Loan Losses and OREO
   Reserve  . . . . . . . . . . . . . . . . .         181,000     175,230     171,244      168,998     173,142      168,986
                                                   ----------  ----------  ----------   ----------  ----------   ----------
Net securities gains  . . . . . . . . . . . .             411      76,929      40,963       19,582      10,878          254
                                                   ----------  ----------  ----------   ----------  ----------   ----------
Provision for loan losses . . . . . . . . . .          36,500     106,836     165,400      289,958      75,000       16,600
Provision for OREO reserve, net . . . . . . .          24,830      45,482      27,450       14,582          --           --
                                                   ----------  ----------  ----------   ----------  ----------   ----------
Total credit provisions . . . . . . . . . . .          61,330     152,318     192,850      304,540      75,000       16,600
                                                   ----------  ----------  ----------   ----------  ----------   ----------
Pre-tax income (loss) . . . . . . . . . . . .         120,081      99,841      19,357     (115,960)    109,020      152,640
Less tax equivalent adjustment
   included above   . . . . . . . . . . . . .           5,358       4,153       2,954        9,058      13,703       17,287
                                                   ----------  ----------  ----------   ----------  ----------   ----------
Income (loss) before taxes  . . . . . . . . .         114,723      95,688      16,403     (125,018)     95,317      135,353
Provision for income taxes (benefit)  . . . .          47,072      36,451       6,748      (55,216)     32,173       46,819
                                                   ----------  ----------  ----------   ----------  ----------   ----------
NET INCOME (LOSS) . . . . . . . . . . . . . .      $   67,651  $   59,237  $    9,655    $ (69,802) $   63,144   $   88,534
                                                   ==========  ==========  ==========   ==========  ==========   ==========

EARNINGS (LOSS) PER SHARE (9) . . . . . . . .      $     3.57  $     3.57  $     0.60    $   (4.37) $     3.95   $     5.57
Dividends Paid Per Share  . . . . . . . . . .            0.90           -           -         1.05        1.80         1.60

PERFORMANCE RATIOS
Operating profit margin . . . . . . . . . . .           28.8%       29.0%       30.1%        30.9%       31.8%        33.0%

Return on average stockholders' equity  . . .            10.1        11.1         2.0        (12.7)       10.8         16.6
Return on average total assets  . . . . . . .            0.71        0.63        0.10        (0.70)       0.65         1.02
- ----------------------------------------------------------------------------------------------------------------------------

(7) Certain items in the summary that are tax-exempt have been restated to include the federal tax benefit derived from income on obligations of state and local governments, industrial revenue bonds, and certain other securities, thus facilitating the comparison between returns on alternative types of earning assets and between totals that contain varying mixtures of fully taxable and federal tax-exempt income. Because of the interplay of federal and Massachusetts income taxes, $1.00 of federal tax-exempt income was the fully taxable equivalent of $1.55 in 1993.
(8) There were no significant items (excluding net securities gains) considered by management to be of a nonrecurring nature included in the Summary of Operations above for 1991-1993. In 1990, the Company recognized a $4.8 million pension settlement gain and a $1.2 million gain from the sale of its payroll processing service. In 1989, the Company recognized a $2.5 million gain from liquidation of loans acquired at a discount in 1987. In 1988, the Company also recognized a gain of $7.4 million from liquidation of these loans, $4.2 million in gains from property sales, and a gain of $4.0 million from the sale of the Company's investment in the CIRRUS(R) automated teller network.
(9) For 1988-1993, the difference between earnings (loss) per share as reported and fully diluted was less than 3%.

AVERAGE YIELDS, RATES PAID, AND NET INTEREST MARGIN (Tax equivalent basis)                               BAYBANKS, INC.
- -----------------------------------------------------------------------------------------------------------------------
                                                               1993        1992      1991      1990      1989      1988
                                                               ----        ----      ----      ----      ----      ----
Interest-bearing deposits and other short-term investments      3.36%      3.68%     5.92%     8.21%     9.40%     7.61%
Securities available for sale . . . . . . . . . . . . .         4.48%      4.79%       --%       --%       --%       --%
     U.S. Government  . . . . . . . . . . . . . . . . .         4.54       4.70        --        --        --        --
     Corporate and other. . . . . . . . . . . . . . . .         3.73       6.45        --        --        --        --
Investment securities . . . . . . . . . . . . . . . . .         4.74%      6.13%     8.20%     9.37%     9.72%     9.05%
     U.S. Government  . . . . . . . . . . . . . . . . .         4.29       5.65      7.47      8.52      9.24      8.54
     Mortgage-backed securities . . . . . . . . . . . .           --       6.46      8.88      9.44      8.35      7.95
     Asset-backed securities  . . . . . . . . . . . . .         4.44         --        --        --        --        --
     State and local governments  . . . . . . . . . . .         5.53       7.16      7.51      9.29      9.42      8.90
     Industrial revenue bonds . . . . . . . . . . . . .         8.26       8.49      8.48     11.44     12.45     10.93
     Corporate and other  . . . . . . . . . . . . . . .         6.22       4.33      5.67     10.64     10.25      9.09
Loans . . . . . . . . . . . . . . . . . . . . . . . . .         8.13%      8.79%     9.91%    10.58%    11.20%    10.43%
     Commercial   . . . . . . . . . . . . . . . . . . .         6.55       7.02      8.71     10.26     11.27     10.22
     Commercial real estate . . . . . . . . . . . . . .         7.77       8.28      9.12      9.49     11.17     10.63
     Residential mortgage . . . . . . . . . . . . . . .         7.89       8.86      9.78     10.03      9.97      9.62
     Instalment . . . . . . . . . . . . . . . . . . . .         9.28      10.23     11.49     12.14     12.23     11.25

Total earning assets  . . . . . . . . . . . . . . . . .         6.94%      7.84%     9.34%    10.31%    11.02%    10.27%

Interest-bearing funds  . . . . . . . . . . . . . . . .         2.40%      3.38%     5.50%     6.96%     7.63%     6.60%
     NOW and savings accounts . . . . . . . . . . . . .         1.90       2.76      4.65      5.23      5.28      5.18
     Money market deposit accounts  . . . . . . . . . .         2.30       3.20      5.32      7.03      7.83      6.49
     Consumer time  . . . . . . . . . . . . . . . . . .         3.77       4.88      6.79      8.11      8.83      8.14
     Time - $100,000 or more  . . . . . . . . . . . . .         2.66       3.56      6.04      8.05      8.95      7.69
     Short-term borrowings (4)  . . . . . . . . . . . .         2.72       2.90      5.44      7.70      8.99      7.31
     Long-term debt . . . . . . . . . . . . . . . . . .         3.87       4.51      7.01      8.60      9.48      7.98

Interest expense as a percentage of average
     earning assets . . . . . . . . . . . . . . . . . .         1.94%      2.85%     4.77%     5.99%     6.45%     5.45%

Net interest margin . . . . . . . . . . . . . . . . . .         5.00%      4.99%     4.57%     4.32%     4.57%     4.82%

DISTRIBUTION OF LOANS                                                                                              BAYBANKS, INC.
- ---------------------------------------------------------------------------------------------------------------------------------

(In thousands)                                 1993          1992           1991           1990           1989            1988
                                            ----------    ----------     ----------     ----------     ---------      -----------
Commercial  . . . . . . . . . . . . . . .   $ 1,324,968   $ 1,411,120    $  1,654,118   $ 2,036,426    $ 2,489,158    $  2,413,693

Commercial real estate
  Commercial mortgages  . . . . . . . . .       877,834       965,134       1,132,466     1,172,848      1,173,877       1,008,024
  Construction loans  . . . . . . . . . .        57,637        57,381          79,483       247,025        410,649         477,722
                                            -----------   -----------    ------------   -----------    -----------    ------------
  Total commercial real estate  . . . . .       935,471     1,022,515       1,211,949     1,419,873      1,584,526       1,485,746

Residential mortgage  . . . . . . . . . .     1,242,597     1,247,633       1,274,591     1,447,043      1,878,335       1,719,049

Instalment  . . . . . . . . . . . . . . .     2,600,134     2,256,731       2,212,376     2,226,999      2,060,875       1,950,200
                                            -----------   -----------    ------------   -----------    -----------    ------------
Total loans . . . . . . . . . . . . . . .   $ 6,103,170   $ 5,937,999    $  6,353,034   $ 7,130,341    $ 8,012,894    $  7,568,688
                                            ===========   ===========    ============   ===========    ===========    ============

CREDIT QUALITY
- ---------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                1993          1992          1991          1990          1989          1988
                                                   ----------     ---------     ---------     ---------     ---------     --------
Nonperforming Assets; Restructured,
Accruing Loans; and Accruing Loans
90 Days or More Past Due
Nonperforming loans . . . . . . . . . . . . .      $  110,001     $ 180,580     $ 222,725     $ 365,261     $ 146,669     $ 53,839
Other real estate owned
   In-substance foreclosures  . . . . . . . .          72,505       100,669       146,638       143,301            --           --
   Foreclosed property  . . . . . . . . . . .          70,950       102,750        99,163        34,005         8,588        2,348
                                                   ----------     ---------     ---------     ---------     ---------     --------
                                                      143,455       203,419       245,801       177,306         8,588        2,348
   Less OREO reserve  . . . . . . . . . . . .          29,776         7,833            --            --            --           --
                                                   ----------     ---------     ---------     ---------     ---------     --------
   OREO, net of reserve . . . . . . . . . . .         113,679       195,586       245,801       177,306         8,588        2,348
                                                   ----------     ---------     ---------     ---------     ---------     --------
Total nonperforming assets  . . . . . . . . .      $  223,680     $ 376,166     $ 468,526     $ 542,567     $ 155,257     $ 56,187
                                                   ==========     =========     =========     =========     =========     ========
Restructured, accruing loans  . . . . . . . .      $   18,398     $  12,084     $  39,066     $     467     $     543     $    518
                                                   ==========     =========     =========     =========     =========     ========
Accruing loans 90 days or more past due . . .      $   51,749     $  91,895     $ 116,814     $  99,348     $ 114,434     $ 41,114
                                                   ==========     =========     =========     =========     =========     ========
Nonperforming assets as a percentage
   of  loans and OREO . . . . . . . . . . . .            3.6%          6.1%         7.1%           7.4%          1.9%         0.7%
Nonperforming assets as a percentage
   of total assets  . . . . . . . . . . . . .            2.2           3.8          4.9            5.4           1.6          0.6
Allowance for loan losses as a percentage
   of year-end loans  . . . . . . . . .                  2.8           3.2          3.3            3.0           1.1          0.7
Allowance for loan losses as a percentage
   of nonperforming loans . . . . . . . . . .          155.9         106.7         95.4           58.6          57.8         97.9
Allowance for loan losses and OREO
   reserve as a percentage of nonperforming
   loans and OREO . . . . . . . . . . . . . .           79.4          52.2         45.4           39.5          54.6         93.9
Allowance for loan losses as a percentage
   of nonperforming loans; restructured,
   accruing loans; and accruing loans past
   due 90 days or more  . . . . . . . . . . .           95.2          67.7         56.1           46.1          32.4         55.2

OTHER DATA                                                                       BAYBANKS, INC.
- -----------------------------------------------------------------------------------------------
                                                      1993             1992             1991
                                                 ------------     ------------      -----------
Average number of common
  shares outstanding  . . . . . . . . . .         18,953,397        16,575,768       16,021,645
Range of BayBanks, Inc.,
  common stock - last sale price  . . . .     $52 1/8-38 1/4    $40 3/4-18 3/4    $19 1/2-9 5/8
Number of common stockholders
  of record (approximate)   . . . . . . .              4,600             4,900            5,300
Number of full-time equivalent
  employees at year-end (approximate)   .              5,571             5,527            5,531
Number of full-service offices
  at year-end   . . . . . . . . . . . . .                201               204              211
Number of automated banking
  facilities at year-end  . . . . . . . .                356               349              339
Number of automated teller
  machines at year-end  . . . . . . . . .              1,009               994              991
Book value of trust assets at year-end
  (in thousands)  . . . . . . . . . . . .         $5,195,741        $4,483,643       $3,784,282

Other Data                                                                    BAYBANKS, INC.
- --------------------------------------------------------------------------------------------
                                                      1990             1989          1988
                                                   ----------     ------------    ----------
Average number of common
  shares outstanding  . . . . . . . . . .          15,965,653        15,929,658   15,892,306
Range of BayBanks, Inc.,
  common stock - last sale price  . . . .          $32-11 3/8    $46 1/4-26 1/4       $48-36
Number of common stockholders
  of record (approximate)   . . . . . . .               5,800             6,000        5,700
Number of full-time equivalent
  employees at year-end (approximate)   .               5,733             5,748        5,665
Number of full-service offices
  at year-end   . . . . . . . . . . . . .                 228               225          229
Number of automated banking
  facilities at year-end  . . . . . . . .                 331               302          270
Number of automated teller
  machines at year-end  . . . . . . . . .                 991               972          919
Book value of trust assets at year-end
  (in thousands)  . . . . . . . . . . . .          $3,599,402        $3,290,090   $2,587,797


QUARTERLY SHARE DATA
- ---------------------------------------------------------------------------------------------------------------------------------
Average number of outstanding shares                           4TH QUARTER       3RD QUARTER         2ND QUARTER      1ST QUARTER
                                                               -----------       -----------         -----------      -----------
  1993  . . . . . . . . . . . . . . . . . . . . . . . .        19,004,540        19,000,208          18,937,724        18,871,018
  1992  . . . . . . . . . . . . . . . . . . . . . . . .        17,329,351        16,204,906          16,203,022        16,137,694
  1991  . . . . . . . . . . . . . . . . . . . . . . . .        16,022,503        16,025,342          16,022,188        16,016,439
Net income
  1993  . . . . . . . . . . . . . . . . . . . . . . . .             $1.19             $0.95               $0.75             $0.68
  1992  . . . . . . . . . . . . . . . . . . . . . . . .              1.97              0.64                0.40              0.51
  1991  . . . . . . . . . . . . . . . . . . . . . . . .              0.40              0.07                0.07              0.06
Dividends declared
  1993  . . . . . . . . . . . . . . . . . . . . . . . .             $0.25             $0.25              $0.20              $0.20
  1992  . . . . . . . . . . . . . . . . . . . . . . . .                --                --                 --                 --
  1991  . . . . . . . . . . . . . . . . . . . . . . . .                --                --                 --                 --
Dividends paid
  1993  . . . . . . . . . . . . . . . . . . . . . . . .             $0.25             $0.25              $0.20              $0.20
  1992  . . . . . . . . . . . . . . . . . . . . . . . .                --                --                 --                 --
  1991  . . . . . . . . . . . . . . . . . . . . . . . .                --                --                 --                 --
Range of BayBanks, Inc., common stock - last sale price
  1993  . . . . . . . . . . . . . . . . . . . . . . . .  $50 3/4 - 43 1/4  $50 1/2 - 43 1/4   $51 1/4 - 38 1/4   $52 1/8 - 38 3/4
  1992  . . . . . . . . . . . . . . . . . . . . . . . .   40 3/4 - 30 1/8   36 1/2 - 28 3/4    36 7/8 - 26 3/4    31 1/4 - 18 3/4
  1991  . . . . . . . . . . . . . . . . . . . . . . . .   19 1/2 - 16 1/8   19 1/2 - 12 3/4    18 3/4 - 13        19 1/2 -  9 5/8

                                    APPENDIX


Narrative descriptions of graphical image material omitted from text of Form 10-K and from Exhibit 13, portions of the BayBanks, Inc. 1993 Annual Report to Stockholders.

Annual Report Figure 1 - Net Interest Margin

Figure 1 compares the Company's net interest margin from 1988 through 1993 to the net interest margin of the Keefe, Bruyette and Woods, Inc., Bank Index for banks with assets ranging from $10-25 billion. The graph is a line graph with the following data points:


                                                Keefe, Bruyette and
                  BayBanks, Inc.                Woods, Inc. Bank Index
                  --------------                ----------------------
1988                    4.82%                           4.50%
1989                    4.57                            4.46
1990                    4.32                            4.13
1991                    4.57                            4.33
1992                    4.99                            4.57
1993                    5.00                            4.70

The y-axis of the graph ranges from 4.00% to 5.00% in .10% intervals.   The
information on this graph is shown on a tax equivalent basis.

Annual Report Figure 2 - Average Earning Assets

Figure 2 is a bar graph comparing the Company's mix of average earning assets from 1989 through 1993. The graph shows the amounts of securities available for sale, short-term investments, investment securities, and loans. The data points are as follows:

(In millions)          1989         1990         1991        1992         1993
                       ----         ----         ----        ----         ----
Securities
  available for
  sale               $ ----       $ ----       $ ----      $  319        $1,242

Short-term
  investments           121          437          676         623           593

Investment
  securities            890        1,164        1,348       1,335           835

Loans                 7,816        7,456        6,735       6,153         5,910
                     ------       ------       ------      ------        ------

Total                $8,580       $8,429       $8,759      $9,057        $8,826
                     ======       ======       ======      ======        ======

The y-axis ranges from $0 to $10,000 million in intervals of $1,000 million. The data points for each year are stacked on top of each other to come to a bar the height of the total as shown above.


Annual Report Figure 3 - Average Loans

Figure 3 shows a bar for each of the years 1989 through 1993. The bars are split horizontally to depict the mix in average loans among commercial, commercial real estate, residential mortgage, and instalment loans. The data points are as follows:



(In millions)          1989         1990         1991        1992         1993
                       ----         ----         ----        ----         ----
Commercial          $2,496        $2,251       $1,850      $1,554        $1,365

Commercial
  real estate        1,551         1,546        1,343       1,118           960

Residential
  mortgage           1,790         1,550        1,358       1,257         1,171

Instalment           1,979         2,110        2,184       2,225         2,418
                    ------        ------       ------      ------        ------

Total loans         $7,816        $7,456       $6,735      $6,153        $5,910
                    ======        ======       ======      ======        ======

The data points for each year are stacked on top of each other to come to a bar the height of the total as shown above. The y-axis ranges from $0 to $8,000 million in intervals of $1,000 million.

Annual Report Figure 4 - Average Core Deposits and Borrowings

Figure 4 is a bar graph with a bar for each year from 1989 through 1993. Each bar is made up of the following components: Debt, Large CDs and other borrowings, MMDA and consumer time, and demand, NOW and savings. The height of each bar is the average core deposits and borrowings for that year. The data points are as follows:


(In millions)          1989         1990         1991        1992          1993
                       ----         ----         ----        ----          ----
Debt                 $   53       $   54       $   55      $   55        $   54

Large CDs and
other borrowings      1,130          881          554         205           184

MMDA and consumer
time                  4,435        5,006        4,952       4,399         3,967

Demand, NOW, and
savings               3,333        3,334        3,533       4,159         4,623
                     ------       ------       ------      ------        ------

Total                $8,951       $9,275       $9,094      $8,818        $8,829
                     ======       ======       ======      ======        ======


The data points for each year are stacked on top of each other to come to a bar height equal to the totals shown above.The y-axis ranges from $0 to $10,000 million in intervals of $1,000 million.

Annual Report Figure 5 - Short-term Investments and Securities Portfolios Compared with Non-Core Funding

Figure 5 is a combination bar and line graph with a bar for each of the years from 1991 through 1993. The height of the bars is the total of the year-end short-term investments and securities portfolios, net of pledged securities amounts, for each year. The bars are split horizontally between year-end short-term investments and year-end securities available for sale and investment securities, net of pledged amounts. The line runs through the data points representing year-end federal funds purchased and large CDs for each year.

The data points are as follows:

(In millions)                         1991         1992        1993
                                      ----         ----        ----
Short-term investments                $  580       $1,092      $ 803

Securities available for sale
   and investment securities*          1,033        1,293      1,551
                                      ------       ------      -----
                                       1,613        2,385      2,354

Federal funds purchased and
   large CDs                             154          131         89


*  Net of pledged securities.

    The y-axis ranges from $0 to $2,500 million in intervals of $500 million.

Annual Report Figure 6 - Nonperforming Assets

Figure 6 is a bar graph showing nonperforming assets for each of the years from 1991 through 1993. The height of the bars is the total nonperforming assets for each year-end. The bars are split horizontally showing the mix of OREO and nonperforming loans for each year. The data points are as follows:

(In millions)                          1991         1992        1993
                                       ----         ----        ----
OREO                                   $ 246        $  195      $ 114

Nonperforming loans                      223           181        110
                                       -----        ------      -----

Total                                  $ 469        $  376      $ 224
                                       =====        ======      =====

The y-axis ranges from $0 to $500 million in intervals of $100 million.

Annual Report Figure 7 - Capital Ratios

Figure 7 is a bar graph showing capital ratios with three bars side by side for each year from 1991 through 1993. The first bar in each year is the height of the leverage ratio at year-end; the second bar is the height of the core risk-based capital ratio at year-end, and the third bar is the height of the total risk-based capital ratio at year-end. The data points are as follows:

                                       1991         1992       1993
                                       ----         ----       ----
Leverage                               5.38%         6.79%      7.26%

Core risk-based                        7.28         10.37      10.68

Total risk-based                       9.29         12.30      12.40

The y-axis ranges from 0-15% in intervals of 5%.

Annual Report Figure 8 - Stock Performance

Figure 8 is a bar graph showing the range of the last sale price of the Company's common stock for each of the years from 1991 through 1993. The bar height is the difference between the high last sale price and the low last sale price for each year. The bars begin at the low last sale price and end at the high last sale price. There is a line going through each bar at the position of the closing price as of December 31 for each year. The data points are as follows:

                                      1991         1992        1993
                                      ----         ----        ----
High last sale price                  $19.50       $40.75      $52.13

Low last sale price                     9.63        18.75       38.25

Closing price                          19.13        40.75       50.75

The y-axis ranges from $0 to $60 in intervals of $10.